                                                                    EXHIBIT 10.2


            FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY
                           LOAN AND SECURITY AGREEMENT

         THIS FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY LOAN AND SECURITY AGREEMENT ("Fourth Amendment") dated April 30, 2002, is made by and between SILVERLEAF RESORTS, INC., a Texas corporation f/k/a SILVERLEAF VACATION CLUB, INC., f/k/a ASCENSION CAPITAL CORPORATION, successor by merger to ASCENSION RESORTS, LTD. d/b/a SILVERLEAF RESORTS, LTD., a Texas limited partnership ("BORROWER"), whose address is 1221 Riverbend, Suite 120, Dallas, Texas 75247, and Heller Financial, Inc., a Delaware corporation whose address is 500 West Monroe Street, Chicago, Illinois 60661 ("LENDER").

                                    RECITALS:

         WHEREAS, on December 27, 1995 Borrower and Lender entered into that certain Loan and Security Agreement (the "Original Inventory Loan Agreement") as amended on February 28, 1996 and December 27, 1996 (the "Original Inventory Loan"); and

         The Original Inventory Loan as amended was modified and amended pursuant to that certain Amended and Restated Inventory Loan and Security Agreement (the "Inventory Loan Agreement") between Borrower and Lender dated September 1, 1999 (the "Inventory Loan"); and

         The Inventory Loan was modified and amended pursuant to that certain Second Amended and Restated Inventory Loan and Security Agreement (the "Supplemental Loan Agreement") between Borrower and Lender dated March 1, 2001 to provide for a Supplemental Loan in the amount of $10,000,000.00 (the "Supplemental Loan"), to be advanced to Borrower through a Supplemental Revolving Period ending on March 23, 2001 (the "Original Supplemental Revolving Period"), as modified and amended by that certain First Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender dated March 15, 2001 (the "First Amendment to Supplemental Loan"), and that certain letter agreement dated April 12, 2001 ("Letter Agreement") (the Original Inventory Loan Agreement, the Inventory Loan Agreement, the Supplemental Loan Agreement, and all amendments and modifications thereto are collectively referred to as the "Loan Agreement"); and

         Due to the existence and continuation of certain Events of Default, Lender and Borrower entered into that certain Forbearance Agreement dated April 27, 2001 (the "Forbearance Agreement") pursuant to which Borrower acknowledged such Events of Default and Lender agreed to temporarily forbear in any enforcement action conditioned upon certain matters set forth therein; and

         The terms and obligations of Borrower under the Forbearance Agreement shall continue in full force and effect in the event that the conditions set forth in Section 4 and Section 8 hereof have not been satisfied; and

         Pursuant to the Forbearance Agreement, the Supplemental Loan Agreement, as amended, was further modified by that certain Second Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender dated May 3, 2001 (the "Second Amendment to Supplemental Loan") to extend to Borrower a secured working capital credit facility (the "Working Capital Facility") which is a component of the Supplemental Loan Agreement and provides for advances to be additionally secured pursuant to the terms in the Second Amendment to Supplemental Loan; and

         Lender and Other Lenders entered into that certain Intercreditor Agreement dated May 17, 2001 (the "Original Intercreditor Agreement") to establish the priority of each Lender's respective security interest in the Real Property Collateral (as defined therein) and to set forth their understanding regarding future advances to Borrower; and

         The Supplemental Loan Agreement, as amended, was further modified by that certain Third Amendment to Second Amended and Restated Inventory Loan and Security Agreement between Borrower and Lender effective July 27, 2001 (the "Third Amendment to Supplemental Loan") to provide for certain terms in respect of interest payments under the Working Capital Facility; and

         Borrower, Lender and Union Bank of California, N.A. have entered into that certain First Amendment to Forbearance Agreement dated December 31, 2001 ("First Amendment to Forbearance Agreement") for the purpose of providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement; and

         Borrower, Lender and Union Bank of California, N.A. have entered into that certain Second Amendment to Forbearance Agreement dated February 12, 2002 ("Second Amendment to Forbearance Agreement") for the purpose of providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement; and

         Borrower desires to extend the Availability Period, the Revolving Period, the Supplemental Availability Period, the Supplemental Revolving Period, and the maturity dates for the Inventory Loan and the Supplemental Loan; and

         As consideration in exchange for Lender's agreement to extend the revolving and availability periods and the maturity dates of the Inventory Loan and the Supplemental Loan, Borrower agrees to amend the terms for allocation of the Real Estate Collateral Proceeds (as defined hereinbelow) under the Loan Agreement, and grant to Lender security interests in the Additional Collateral and the Ineligible Note Portfolio; and

         Borrower's agreement to grant to Lender security interests in the Additional Collateral and the Ineligible Note Portfolio and to modify the conditions of collateralization under the Loan Agreement serves as significant inducement for Lender to extend the revolving and availability periods and maturity dates of the Inventory Loan and the Supplemental Loan; and



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

         Lender and Borrower desire to further modify the provisions under the Supplemental Loan and the Inventory Loan to extend the respective revolving periods and maturity dates of the Supplemental Loan and the Inventory Loan, to amend the conditions for collateralization under said Loans and to provide for such security interests in the Additional Collateral and the Ineligible Note Portfolio as described hereinbelow; and

         Pursuant to the terms of this Fourth Amendment, Borrower shall make and deliver to Lender that certain Second Amended and Restated Promissory Note dated of even date herewith ("Second Amended and Restated Promissory Note"), a copy of which is attached hereto as EXHIBIT A); and

         Pursuant to the terms of this Fourth Amendment, Borrower shall make and deliver to Lender that certain Amended and Restated Revolving Promissory Note (Inventory Loan) dated of even date herewith ("Amended and Restated Revolving Promissory Note"), a copy of which is attached hereto as EXHIBIT B; and

         Lender and Borrower, together with Additional Lenders, shall enter into that certain Amended and Restated Intercreditor Agreement dated as of the Closing Date, a copy of which is attached hereto as EXHIBIT C ("Intercreditor Agreement"), to provide for cross-collateralization of certain properties secured under the Loan Agreements between Borrower and Lender and under the Additional Loan Agreements; and

         Borrower, Lender and Union Bank of California, N.A. are entering into the Second Amendment to Amended and Restated Receivables Loan and Security Agreement dated of even date herewith, a copy of which is attached hereto as EXHIBIT P ("Second Amendment to Amended and Restated Receivables Loan Agreement"); and

         The parties desire to further amend the terms of the Supplemental Loan Agreement, as amended, as set forth herein.

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower and Lender agree as follows:

         1. RECITALS. The above recitals are true and correct and are incorporated herein.

         2. INCORPORATION. The Exhibits and Schedules attached hereto are incorporated herein and made a part hereof.

         3. DEFINITIONS. All capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Agreement.

         4. TEXTRON AND SOVEREIGN OBLIGATION TO FUND. Notwithstanding anything herein to the contrary, the obligation of Lender to make any Advance under this Loan Agreement shall be subject to and conditioned upon (i) both Textron and Sovereign entering into agreements with



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

Borrower to extend certain additional financing to Borrower pursuant to the Textron Documents and the Sovereign Documents as provided in the Intercreditor Agreement dated as of the Closing Date among Textron, Sovereign and Lender, on or before the date that any Advance hereunder is to be made and (ii) as determined by Lender in its sole and absolute discretion, both Textron and Sovereign each making advances to Borrower substantially in accordance with the Business Plan, including the Senior Lender Advance Schedule attached thereto, which Lender agrees will be determined on a quarterly basis commencing on April 1, 2002. Lender shall have no obligation to make any Advance hereunder to the extent that: (i) either Sovereign or Textron terminates its respective facility;
(ii) as determined by Lender in its sole and absolute discretion, Sovereign or Textron fails at any time to make advances to Borrower substantially in accordance with the Business Plan, which Lender agrees will be determined on a quarterly basis commencing on April 1, 2002; (iii) Borrower shall fail to close under the DZ Facility and execute and deliver copies of the DZ Documents to Lender; or (iv) the Bond Holder Exchange Transaction has not been consummated pursuant to the terms of the Bond Holder Exchange Term Sheet.

         5. LOANS; FORBEARANCE FEE.

                  (a) Borrower acknowledges, agrees and confirms that as of the date hereof the outstanding principal balances of the Inventory Loan, the Supplemental Loan, and the Receivables Loan are, respectively, $9,936,000, $8,543,633.81, and $31,886,168.56.

                  (b) At no time shall Lender be required to advance outstanding loans in excess of $50,000,000 in the aggregate under the Inventory Loan, the Receivables Loan (the Receivables Loan also includes, in addition to Lender's commitment, a $20,000,000 commitment by Union Bank of California, N.A.), and the Supplemental Loan. In the event that the total sum of the outstanding balances advanced by Lender under the Inventory Loan, the Receivables Loan and the Supplemental Loan exceeds $50,000,000, Borrower shall immediately repay to Lender one or more of such Loans in the amount necessary to reduce the aggregate outstanding balances to $50,000,000 or a lesser amount.

                  (c) Borrower acknowledges, agrees and confirms that as of the date hereof and during the term of this Loan Agreement Borrower has not and shall not pledge any Timeshare Intervals as Collateral under the Supplemental Loan.

                  (d) Borrower acknowledges that Borrower is not entitled to request or receive any further Advances under the Receivables Loan.

                  (e) Borrower acknowledges, agrees and confirms that as of the date hereof and during the term of this Loan Agreement Borrower shall not pledge to Lender any Timeshare Interval which has been previously pledged or will be simultaneously pledged to any lender or Person (except for the second priority pledge described in Section 7(g) below).

                  (f) Borrower agrees that any repayment ("Excess Collateral Payment") of the outstanding principal balance of the Inventory Loan from the proceeds of the Real Estate



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

Collateral or from the Receivables Loan Collateral following the full payment of all indebtedness and obligations under the Receivables Loan, or from the proceeds of the Supplemental Loan Collateral following the full payment of all indebtedness and obligations under the Supplemental Loan, or from the proceeds of any collateral other than Intervals securing the Inventory Loan ("Excess Collateral") shall constitute a permanent paydown of the Inventory Loan resulting in a permanent reduction in the Inventory Loan Availability and Borrower shall not have the right to reborrow any portion of such Excess Collateral Payment under the Inventory Loan; nor shall Borrower be entitled to the release of any Intervals in connection with such Excess Collateral Payment. Thereafter, all Intervals in excess of that number of Intervals equal to (i) the outstanding principal balance of the Inventory Loan after the application of the Excess Collateral Payment, divided by (ii) 1600, shall be held by Lender as additional collateral (the "Excess Intervals") for the Inventory Loan. The Availability under the Inventory Loan shall be reduced by such Excess Collateral Payment.

                  (g) Borrower agrees that proceeds derived from any excess Notes Receivable securing the Receivables Loan shall be used to pay down the Inventory Loan, subject to Subsection (f) above.

                  (h) As consideration in exchange for Lender's agreements under the Second Amendment to Forbearance Agreement and this Fourth Amendment, Borrower agrees to pay to Lender a forbearance fee ("Forbearance Fee") in the amount of Four Hundred and Fifty Thousand Dollars ($450,000.00). Such Forbearance Fee shall be paid as follows:

                           (i) On the Closing Date, the amount of Fifty Thousand
Dollars ($50,000.00), by wire transfer fund pursuant to transfer instructions provided by Lender; and

                           (ii) The balance thereafter shall be paid in
quarterly installments of Fifty Thousand Dollars ($50,000.00) each due on the first day of every July, October, January and April until paid in full unless otherwise accelerated pursuant to the terms hereof.

         6. THE FOLLOWING SECTION 1.7 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         SUSPENSION OF ADVANCES. Lender shall not be obligated to fund any Advance hereunder if: (i) Borrower shall fail to substantially adhere to the Business Plan as determined by Lender in its sole and absolute discretion, (ii) Lender in its sole and absolute discretion determines that any of the conditions in Sections 4, 5 and 6 of the Loan Agreement or Sections 4, 7, 9, 10 and 11 of this Fourth Amendment are not true or have not been complied with, or (iii) a Default or Event of Default shall have occurred and be continuing.

         7. SECTION 2.2 OF THE SUPPLEMENTAL LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING THERETO:



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

         (a) NOTES RECEIVABLE. Borrower shall not take any action (nor permit or consent to the taking of any action) which might reasonably be anticipated to impair the value of the Collateral or any of the rights of Lender in the Collateral. Borrower shall not (i) modify or amend any of the Pledged Documents without Lender's prior written consent except that Borrower shall be permitted to modify up to (1) 15% of the Notes Receivable which are to be pledged to Lender by reducing the interest rate charged and/or (2) 20% of the Notes Receivable which are to be pledged to Lender by extending the term of the Notes Receivable beyond 84 months so long as (a) no Financed Notes Receivable shall have been modified more than two times; (b) all Financed Notes Receivable have a weighted average interest rate of 13.75%; (c) no term exceeds 120 months; (d) no more than 20% of all Financed Notes Receivable have a term exceeding 84 months;
(e) at such time as 10% of the Financed Notes Receivable constitute Notes Receivable which have been modified as permitted hereunder any additional modified Notes Receivable to be pledged to Lender shall be subject to the further requirement that the Purchasers under such modified Notes Receivable to be pledged to Lender shall have made two (2) timely and consecutive monthly payments; (f) no additional modified Notes Receivable shall be pledged to Lender after the expiration of the Revolving Period except in replacement of a modified Financed Note Receivable which has become ineligible; (g) no unmodified Financed Note Receivable which becomes ineligible may be replaced with a modified Note Receivable; and (h) there shall be no limit on assumptions of Notes Receivable provided the purchaser has made a 10% down payment, or (ii) grant extensions of time for the payment of, compromise for less than the full face value, release in whole or in part any Purchaser liable for the payment of, or allow any credit whatsoever except for the amount of cash to be paid upon, any Collateral or any instrument or document representing the Collateral.

         If a Note Receivable is a newly originated Eligible Note Receivable which is replacing an existing Eligible Note Receivable pledged as Collateral under the Loan Agreement and the proceeds have been used to finance the purchase of an Interval which is being upgraded by the consumer borrower to a more expensive Interval, then (a) the principal balance of the existing Eligible Note Receivable which is being upgraded may still be included for purposes of calculating the Availability for a period of time expiring on the earlier to occur of (i) the 31st day after the consumer documents effecting the upgrade have been executed or (ii) the date on which any payment on such Eligible Note Receivable becomes thirty (30) or more days past due, and (b) on or before the second (2nd) Business Day after the expiration of the statutory rescission period in connection with any consumer documents executed effecting any upgrade involving an Eligible Note Receivable and in any event within ten (10) days of such upgrade, Borrower shall deliver to Lender or its designee the original of the new promissory note executed in connection with such upgrade duly endorsed in blank by Borrower and Borrower will cause all payments made with respect to such new promissory note to be forwarded to the Lockbox.

         (b) ADDITIONAL COLLATERAL. In addition to the other Collateral and as consideration for Lender's agreements herein and under the Intercreditor Agreement, Borrower agrees that to secure the payment and performance of the Inventory Loan and the Supplemental Loan, Borrower does hereby unconditionally and irrevocably assign, pledge and grant to Lender, together with Textron and Sovereign (as more particularly described in the Intercreditor Agreement), a first priority continuing security interest and lien in and to the right, title, and interest of Borrower in the (i) the Backup Servicing Agreement, and (ii) the Consulting Agreement, and all proceeds, profits, extensions, additions, improvements, betterments, renewals, substitutions and replacements of the foregoing (collectively, the "Additional Collateral"). On or before the Closing Date, Borrower shall execute and deliver appropriate collateral assignments of each of the foregoing in the forms approved by Lender at its sole and absolute discretion and attached hereto as, respectively, EXHIBIT M and EXHIBIT N.

         (c) REPLACEMENT NOTES RECEIVABLE. Except as may be provided in the Business Plan, ineligible Notes Receivable shall be replaced with Eligible Notes Receivable, to the extent available, on a dollar for dollar basis. If Borrower is unable to deliver Eligible Notes Receivable to replace any ineligible Notes Receivable, Borrower shall, subject to Lender's prior written consent (which consent may be withheld at Lender's sole and absolute discretion), deliver additional Notes Receivable, if available, to Lender to replace the ineligible Notes Receivable, including such additional Notes Receivable that do not satisfy the criteria for Eligible Notes Receivable ("Non-Conforming Notes Receivable"), provided, that no event of default has occurred and is continuing under such additional Note Receivable. In the event that any Eligible Note Receivable becomes available thereafter, Borrower shall promptly substitute such Eligible Note Receivable for the Non-Conforming Note Receivable. Borrower acknowledges and agrees that Borrower shall only be entitled to deliver Non-Conforming Notes Receivable to Lender and Additional Lenders pro rata based on the then outstanding principal balance of their respective loans to Borrower. Notwithstanding anything stated to the contrary herein, Borrower acknowledges, confirms and agrees that the aggregate amount of Advances then outstanding under the Supplemental Loan shall be at all times equal to or less than seventy-five percent (75%) of the principal balance of all Notes Receivable pledged to Lender hereunder.

         (d) TAX REFUND. Borrower agrees that it shall use the proceeds of the Tax Refund strictly to fund Operating Expenses in accordance with the Business Plan and for no other reason, without Lender's prior written consent. Borrower further agrees that notwithstanding anything herein to the contrary, so long as there shall be adequate proceeds from the Tax Refund to fund Operating Expenses as provided in the Business Plan, Borrower shall not be entitled, nor shall Lender be obligated to make, any Advance hereunder. Upon request of Lender, Borrower shall promptly provide to Lender such evidence as Lender may request as to the manner in which the proceeds of the Tax Refund are being used.

         (e) INELIGIBLE NOTE PORTFOLIO. In addition to the other Collateral and as consideration for Lender's agreements herein and under the Intercreditor Agreement, Borrower agrees that to secure the payment and performance of the Inventory Loan and the Supplemental Loan, Borrower does hereby unconditionally and irrevocably assign, pledge and grant to Lender, together with Textron and Sovereign (as more particularly described in the Intercreditor Agreement), a first priority continuing security interest and lien in and to the right, title, and interest of Borrower in the Ineligible Note Portfolio, which shall include the notes and mortgages



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as set forth on the attached SCHEDULE A, and all proceeds, profits, extensions, additions, improvements, betterments, renewals, substitutions and replacements of the foregoing (collectively, the "Ineligible Note Portfolio"). To perfect the security interest of Lender in the Ineligible Note Portfolio, Borrower agrees, subject to Lender's prior approval, to execute and cause to be filed, at Borrower's sole cost and expense, UCC-1 financing statement(s) with the appropriate state and local governmental authorities as requested by Lender and Borrower, as agent and on behalf of Lender, Textron and Sovereign, unless and until an Event of Default shall occur, shall retain in its possession of and collect all payments under or in respect of all Notes Receivable in the Ineligible Note Portfolio. By executing this Fourth Amendment, Borrower acknowledges and agrees that it is holding such Notes Receivables as bailee and agent for the Lender. Borrower shall hold and designate such Notes Receivable and related Mortgages in a manner which clearly indicates that they are being held by Borrower as bailee on behalf of Lender. Upon the occurrence of an Event of Default, Borrower shall promptly deliver to Textron, as agent for Lender, Sovereign and Textron, all original Notes Receivable comprising the Ineligible Note Portfolio, the related Mortgages and the documents listed on SCHEDULE A attached hereto and with respect thereto and thereafter Textron, as agent for Lender, Sovereign and Textron, shall have the right to collect all proceeds therefrom and apply the same to payment of the Indebtedness as set forth in the Intercreditor Agreement.

         Borrower also shall execute and deliver in escrow to Textron as agent and on behalf of Lender and Additional Lenders all appropriate Assignments of Mortgage as requested by Lender and Additional Lenders, in the form attached hereto as EXHIBIT O and as approved by Lender and Additional Lenders at their sole and absolute discretion, assigning equally to each of Lender, Textron and Sovereign all of Borrower's rights, title and interests in all of the mortgages relating to the Notes Receivable in the Ineligible Note Portfolio. Borrower further agrees to promptly execute and deliver modifications or additional Assignments of Mortgage requested by Lender and Additional Lenders in order to continue the security interests of Lender, Textron and Sovereign in the Ineligible Note Portfolio. Borrower acknowledges and agrees that upon a Default or an Event of Default under the Supplemental Loan, the Inventory Loan, the Textron Facility or Sovereign Facility, Textron, or a designee as designated by Lender and Additional Lenders pursuant to the terms of the Intercreditor Agreement, shall have the right to automatically record, at Borrower's sole cost and expense, all such Assignments of Mortgage executed by Borrower and delivered to Textron in accordance with the terms of this Section. Upon a Default or Event of Default under the Supplemental Loan, the Inventory Loan, the Textron Facility or Sovereign Facility, Borrower shall immediately deliver possession of the Ineligible Note Portfolio and all documents relating thereto to Textron as agent on behalf of Lender, Textron and Sovereign, as more particularly described in the Intercreditor Agreement.

         (f) ADDITIONAL RESORT COLLATERAL. Lender acknowledges and agrees that in connection with their respective facilities, Textron and Sovereign have a first priority security interest and Lien in the Additional Resort Collateral, as set forth on the attached SCHEDULE 7(f) and more particularly described in the Intercreditor Agreement. As additional consideration for Lender's agreements in this Fourth Amendment and the Intercreditor Agreement, Borrower agrees, and shall cause Textron and Sovereign to agree (as set out in their respective Loan Agreements and in the Intercreditor Agreement), that upon the occurrence of an Event of Default, Textron and Sovereign shall , upon approval of the Majority of the Lenders (as defined in the Intercreditor Agreement), take action to enforce their rights against the Additional Resort Collateral, subject to the terms and conditions of the Intercreditor Agreement, provided, however, that the consent of the non-consenting Senior Lender (for purposes of this Section 7(f) only, the term "Senior Lender" shall mean Textron, Sovereign or Lender), which consent shall not be unreasonably withheld or delayed, shall be required for any sale or other disposition of all or any portion of the Additional Resort Collateral if such action would, in the reasonable determination of the non-consenting Senior Lender, have a material adverse impact on the Collateral securing the non-consenting Senior Lender's respective Loans to Borrower. The non-consenting Senior Lender shall be entitled upon its written request to receive such information from the other Senior Lenders and Borrower as may be reasonably necessary for the non-consenting Senior Lender to make such determination. In the event a Senior Lender determines that a decision by the Majority of the Lenders hereunder to sell or otherwise dispose of all or any portion of the Additional Resort Collateral would, in the reasonable determination of such non-consenting Senior Lender, have a material adverse impact on the Collateral securing such non-consenting Senior Lender's respective Loans to Borrower, such non-consenting Senior Lender shall immediately notify the other Senior Lenders in writing and shall specify therein the basis for its decision. In such event, such non-consenting Senior Lender shall cooperate in good faith with the other Senior Lenders to effectuate such sale or disposition in a manner such that there is no material adverse impact on the Collateral securing the non-consenting Senior Lender's respective Loans to Borrower. Notwithstanding the foregoing, any such sale or disposition shall be conditioned upon the execution and recording in the appropriate public records of subordination agreements protecting all use rights of the owners of the Intervals entitled to use of the Additional Resort Collateral. If the non-consenting Senior Lender does not give such notice within ten (10) days of the date of the decision of the Majority of the Lenders, the non-consenting Senior Lender shall be deemed to have waived any right to object to such decision.

         Notwithstanding anything stated to the contrary herein, in the event that Textron or Sovereign takes possession or control of the Additional Resort Collateral, Borrower agrees that the Standby Manager shall be responsible for, among other things, the marketing, sale, resale and financing of all Intervals at the related Resort or Resorts on behalf of Lender, Textron and Sovereign and that Lender shall not be denied access to the amenities, sales centers or Resort related information reasonably necessary to sell, finance, dispose of or manage Lender's Collateral under the Inventory Loan, the Supplemental Loan and the Receivables Loan.

         (g) SECURITY INTEREST IN ALL PLEDGED NOTES RECEIVABLE. Borrower acknowledges and agrees that each of Lender and Additional Lenders has been and is hereby granted a security interest in all of Borrower's Notes Receivable securing the Loans of each other Lender and all related documents including, without limitation, contracts, mortgages, title insurance policies (the "Second Priority Collateral"). As consideration for Lender's agreements under this Loan Agreement and the Intercreditor Agreement, Borrower agrees that to secure the payment and performance of the Inventory Loan, the Supplemental Loan and the Receivables Loan, Borrower does hereby unconditionally and irrevocably assign, pledge and grant to Lender, (i) a second priority continuing security interest and lien in and to the right, title, and interest of Borrower in all of Borrower's Second Priority Collateral pledged to Sovereign as Primary Secured Lender (as defined in the Intercreditor Agreement), and (ii) a second priority continuing security interest and lien in and to the right, title, and interest of Borrower in all of Borrower's Second Priority Collateral pledged to Textron as Primary Secured Lender (as defined in the Intercreditor Agreement), and all proceeds, profits, extensions, additions, improvements, betterments, renewals, substitutions and replacements of the foregoing. Borrower further acknowledges and agrees that upon repayment in full of the Textron Facility and/or the Sovereign Facility, Lender's security interest in the Second Priority Collateral securing such facilities shall automatically become a first priority security interest securing the Borrower's Indebtedness under the Inventory Loan, the Supplemental Loan and the Receivables Loan, and Borrower shall take such steps as Lender may request to deliver such collateral to Lender and to confirm Lender's first priority security interest therein. Borrower and Lender acknowledge and agree that Borrower has assigned, pledged, and granted to Additional Lenders equal second priority continuing security interest and lien (subordinated in priority and interest only to Lender) in and to the right, title, and interest of Borrower in all of Borrower's Second Priority Collateral pledged to Lender as Primary Secured Lender (as defined in the Intercreditor Agreement). Notwithstanding that Lender is obligated, subject to the conditions of the Loan Documents, to make Advances only in respect of Eligible Notes Receivable pledged to Lender from and after the Closing Date hereof, Lender shall have a continuing security interest in all of Borrower's Notes Receivable pledged to Lender, including all Financed Notes Receivable, all ineligible Notes Receivable in the Ineligible Note Portfolio and any Second Priority Collateral pledged to Textron or Sovereign, and Lender, subject to the Intercreditor Agreement, may collect all payments made under or in respect of all such pledged Notes Receivable, including, without limitation, Eligible Notes Receivable that are or may become ineligible, until any of the same may be released by Lender, if at all, pursuant to this Loan Agreement.

         Borrower acknowledges and agrees that, pursuant to the foregoing terms contained in this Section and the Intercreditor Agreement, Lender shall be deemed to hold in possession as agent and on behalf of each of the Additional Lenders all of Borrower's Second Priority Collateral pledged to Lender as Primary Secured Lender (as defined in the Intercreditor Agreement) and upon the full repayment of all Indebtedness to Lender from Borrower under the Receivables Loan, the Inventory Loan, and the Supplemental Loan (including, without limitation, all fees, expenses, and other payment obligations in addition to the outstanding balances and accrued interest under the Receivables Loan, the Inventory Loan, and the Supplemental Loan), Lender may at Borrower's sole cost and expense deliver possession to Textron and/or Sovereign, whose loans to Borrower have not been repaid in full, all of Borrower's Second Priority Collateral pledged to Lender as Primary Secured Lender. Borrower further acknowledges and agrees that, pursuant to the foregoing terms contained in this Section and the Intercreditor Agreement, each of the Additional Lenders shall be deemed to hold in possession as agent and on behalf of each of Lender and the remaining Additional Lender all of Borrower's Second Priority Collateral pledged to such Lender as Primary

Secured Lender (as defined in the Intercreditor Agreement) and upon the full payment of all such Primary Secured Lender's loans to Borrower under the Textron Facility or the Sovereign Facility, as the case may be, such Primary Secured Lender may at Borrower's sole cost and expense deliver possession to Lender and the remaining Additional Lender, whose loans to Borrower have not been repaid in full, all of Borrower's Second Priority Collateral pledged to such Primary Secured Lender.

         Pursuant to the foregoing and notwithstanding anything stated to the contrary, Borrower further acknowledges and agrees that upon the full repayment of all Indebtedness to Lender from Borrower under the Receivables Loan, the Inventory Loan, and the Supplemental Loan (including, without limitation, all fees, expenses, and other payment obligations in addition to the outstanding balances and accrued interest under the Receivables Loan, the Inventory Loan, and the Supplemental Loan), Lender shall not be obligated to deliver possession to Borrower of the Second Priority Collateral pledged by Borrower to Lender to secure such Loans and in Lender's possession. Notwithstanding anything heretofore to the contrary, unless and until an Event of Default shall occur Borrower shall retain possession of and collect all payments under or in respect of all Notes Receivable in the Ineligible Note Portfolio. Except to the extent that Lender is a Primary Secured Lender (as defined in the Intercreditor Agreement) with respect to such Note Receivable, Lender agrees that it will not file or record a financing statement with respect to any of Borrower's Second Priority Collateral pledged to Textron, Sovereign or Lender.

         Lender's security interest and rights with respect to the Shared Collateral other than the Collateral pledged to Lender as Primary Lender (as defined in the Intercreditor Agreement) are subject to the terms of the Intercreditor Agreement. In the event of any conflict between the terms hereof and the Intercreditor Agreement regarding the Shared Collateral other than the Collateral pledged to Lender as Primary Lender (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern. Notwithstanding anything stated herein or stated in the Intercreditor Agreement, no provision contained herein or in the Intercreditor Agreement shall be construed to permit Sovereign, Textron or any lender other than Lender to interfere with Lender's rights, security interests, and remedies with respect to any Collateral pledged to Lender as Primary Lender. So long as any indebtedness or obligations from Borrower to Lender remain outstanding under the Loan Agreement or the Receivables Loan Agreement, Lender shall have the sole and absolute discretion to perfect, maintain, protect and enforce its security interest, and exercise its remedies, sell or otherwise dispose of the Collateral pledged to Lender as Primary Lender. Lender may exercise its discretion with respect to exercising or refraining from exercising any of its rights and remedies or taking any enforcement action with respect to the Collateral where Lender is Primary Lender, and Borrower shall not permit Textron, Sovereign or any lender other than the Lender to take an enforcement action against the Collateral pledged to Lender as Primary Lender.

         (h) FINANCED INTERVALS. The following are eligibility requirements for Eligible Unsold Timeshare Intervals securing the Advances made under the Inventory Loan after the date hereof which are in addition to those criteria set out under the Loan Agreement:

                  (i) Each Unit from which a Financed Interval is derived shall have been completed on January 1, 1995 or after.

                  (ii) No more than ten percent (10%) of Financed Intervals shall at any time be derived from Units completed during the period between January 1, 1995 and December 31, 1997.

                  (iii) Each Resort which has been approved shall generate no more than twenty-five percent (25%) of all Financed Intervals at any one time. Pursuant to the foregoing, Borrower shall deliver to Lender quarterly reports providing such information during the terms of this Loan Agreement and the Receivables Loan Agreement.

                  (iv) Each Financed Interval shall cease to qualify as an Eligible Unsold Timeshare Interval upon the earlier of (A) the date such Financed Interval is released by Lender as security hereunder or (B) the expiration of twenty-four (24) months from the date such Financed Interval was pledged to Lender. If the 24-month period from the date hereof expires and a Financed Interval has not been released by Lender as security hereunder, Borrower shall pay immediately to Lender a release fee in the amount of $1,600 in exchange for Lender's release of each such Financed Interval. No Financed Interval currently or subsequently pledged to Textron shall be pledged to Lender to secure an Advance under this Loan Agreement. A Financed Interval previously pledged to Lender and released by Lender may be repledged to Lender only if (A) Borrower retakes title to such Financed Interval as a result of foreclosure, a deed in lieu of foreclosure, or a purchaser upgrade, (B) such Interval otherwise complies with the eligibility requirements of an Eligible Unsold Timeshare Interval hereunder, and (C) the 24-month eligibility period (as described hereinabove) applicable to such specific Interval shall not be renewed, but the period of time during which such Interval was previously pledged shall be included in determining the total eligibility period for that Interval.

                  (v) In the event that any Financed Interval pledged to Lender prior to the date hereof does not comply with the requirements set out under subsections (i) - (iv) above, Borrower shall have a period of nine (9) months from the date hereof to replace such non-conforming Interval with a conforming Interval, or in the alternative, pay to Lender a release fee in the amount of $1,600.

         8. CONDITIONS PRECEDENT; CLOSING; ADVANCES; ADDITIONAL COVENANTS.

         (a) APPROVAL OF DOCUMENTS PRIOR TO CLOSING DATE. Borrower has delivered to Lender (with copies to Lender's counsel), prior to the Closing Date, and Lender has reviewed and approved in its sole discretion, prior to the Closing Date, the form and content of all of the items specified in Subsections (i) through (vi) below (the "Submissions").

         Lender shall have the right to review and approve any changes to the form of any of the Submissions. If Lender disapproves of any changes to any of the Submissions, Lender shall have the right to require Borrower either to cure or correct the defect objected to by Lender or to elect not to fund any Advance under the Inventory Loan or the Supplemental Loan. Under no circumstances shall Lender's failure to approve or disapprove a change to any of the Submissions be deemed to be an approval of such Submissions. All of the Submissions were and shall be prepared at Borrower's sole cost and expense.

                  (i) A certificate in the form attached as EXHIBIT D to be dated as of the Closing Date and signed by the president, vice president, or secretary of Borrower, certifying that the conditions specified in Sections 4, 5, and 6 of the Loan Agreement and Sections 4, 7, 9, 10 and 11 of this Fourth Amendment are true;

                  (ii) Copies of any amendments to the articles of incorporation/charter and by-laws of Borrower not previously delivered to Lender, certified to be true, correct and complete by Borrower and the Secretary of State of the State of Texas and current certificates of good standing for Borrower for the State of Texas and states where the Resorts are located, a current certificate of authority to conduct business by the Secretary of State in each state in which Borrower conducts business;

                  (iii) A certificate of the Secretary of Borrower certifying the adoption by the Board of Directors of Borrower of a resolution authorizing Borrower to enter into and execute this Fourth Amendment, the Amended and Restated Revolving Promissory Note, the Second Amended and Restated Promissory Note, the Intercreditor Agreement and the other Loan Documents, to borrow the Loans from Lender, and to grant to Lender a first priority security interest (subject to the Intercreditor Agreement) in and to the Additional Collateral and the Ineligible Note Portfolio in the form attached hereto as EXHIBIT E.

                  (iv) A certificate of the secretary or assistant secretary of Borrower certifying the incumbency, and verifying the authenticity of the signatures, of the specified officers of Borrower authorized to sign this Fourth Amendment, the Amended and Restated Revolving Promissory Note, the Second Amended and Restated Promissory Note, the Intercreditor Agreement and the other Loan Documents, and all such documents requested by Lender in the form attached hereto as EXHIBIT F; and

                  (v) All items listed on the Closing and Document Checklist, attached hereto as SCHEDULE 8(a)(v).

         (b) EXECUTION AND DELIVERY OF LOAN DOCUMENTS. Borrower shall have delivered to Lender, on or before the Closing Date, the following Loan Documents, each of which shall be in the form of the respective Loan Documents attached hereto as Exhibits, and each of which when required, shall be in recordable form:

                  (i) Second Amended and Restated Promissory Note (EXHIBIT A).

                  (ii) Amended and Restated Revolving Promissory Note (EXHIBIT
B).

                  (iii) Closing Opinions of Counsels for Borrower (EXHIBIT G).

                  (iv) Consulting Agreement (EXHIBIT J).

                  (v) Backup Servicing Agreement (EXHIBIT K).

                  (vi) Modification to Real Estate Collateral Mortgages. Borrower shall have executed and delivered to Lender, on or before the date hereof, modifications to the Real Estate Collateral Mortgages, each of which shall be in the form attached hereto as EXHIBIT H, and each of which shall be in recordable form.

                  (vii) Intercreditor Agreement. Borrower, Textron, and Sovereign shall have executed and delivered to Lender, on or before the Closing Date, the Intercreditor Agreement, in the form attached hereto as EXHIBIT C.

                  (viii) Financing Statements. Original UCC-1 financing statements covering the Collateral, filed with the Secretary of State of Texas and the Secretary of State of each state in which the Collateral is located or where required by the applicable Uniform Commercial Code to perfect and continue the security interests granted under this Loan Agreement or as requested by Lender. Such UCC-1 financing statements shall include, without limitation, the financing statements required under Section 7(e) hereof and as requested by Lender in order to perfect Lender's security interest in the Ineligible Note Portfolio, as more particularly described in Section 7(e) hereinabove.

                  (ix) Collateral Assignment of Consulting Agreement (EXHIBIT
M).

                  (x) Collateral Assignment of Backup Servicing Agreement (EXHIBIT N).

                  (xi) Assignments of Mortgages (EXHIBIT O).

                  (xii) Such other agreements, documents, instruments, certificates and materials as Lender may request to evidence the Indebtedness, to evidence and perfect the rights and Liens and security interests of Lender contemplated by the Loan Documents, and to effectuate the transactions contemplated herein.

         (c) SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT. Borrower and Lender shall have executed, on or before the Closing Date, the Second Amendment to Amended and Restated Loan Agreement, in the form attached hereto as EXHIBIT P.

         (d) CLOSING DATE CONDITIONS. On or before the Closing Date, the following conditions shall be satisfied:

                  (i) UCC SEARCH. Lender shall have obtained, at Borrower's cost, such searches of the applicable public records as it deems necessary under Texas, and other applicable law to verify that it has a first and prior perfected Lien and security interest covering all of the Collateral. Lender shall not be obligated to fund any Advance if Lender determines that Lender does not have a first and prior perfected lien and security interest covering any portion of the Collateral, subject to liens permitted by the Intercreditor Agreement against the Collateral other than the Collateral pledged to Lender as Primary Lender (as defined in the Intercreditor Agreement).

                  (ii) LITIGATION SEARCH. Lender shall have obtained, at Borrower's cost, an independent search to verify that there are no bankruptcy, foreclosure actions or other material litigation or judgments pending or outstanding against the Resorts, any portion of the Collateral, Borrower, or any Affiliates of Borrower (each a "Material Party"). The term "other material litigation" as used herein shall not include matters in which (i) a Material Party is plaintiff and no counterclaim is pending or (ii) which Lender determines, in its sole discretion exercised in good faith, are immaterial due to settlement, insurance coverage, frivolity, or amount or nature of claim. Lender shall not be obligated to fund any advance if Lender determines that any such litigation is pending.

                  (iv) RECORDING OF MODIFICATIONS TO REAL ESTATE COLLATERAL MORTGAGES. The modifications to the Real Estate Collateral Mortgages shall have been duly recorded in the applicable land records for each state in which the Real Estate Collateral is located.

                  (v) DZ FACILITY. The DZ Letter Agreement dated December 12, 2001, attached hereto as EXHIBIT L ("DZ Letter Agreement"), shall be satisfactory to Lender at its sole and absolute discretion, Lender shall have at its sole and absolute discretion approved all of the DZ Documents, evidence satisfactory to Lender that the DZ Facility has closed on terms and conditions set forth in the DZ Letter Agreement, and Lender has been provided with copies of all of the executed DZ Documents.

                  (vi) STANDBY MANAGER. Borrower will have entered into the Consulting Agreement with the Standby Manager in form and substance satisfactory to Lender in its sole discretion and shall be assigned by Borrower to Lender as security for Indebtedness. The Standby Manager shall have such duties and responsibilities as Lender may request, in its sole discretion, from time to time, including without limitation: (1) preparation of a report evaluating Borrower's business and the operation of the Resorts to be delivered to Lender within ten (10) days after the Closing Date; (2) on an ongoing basis, monitoring: (a) the operations of Borrower including the offer and sale of Intervals by Borrower and the financing by Borrower of such sales, (b) Borrower's compliance with the Business Plan, (c) Borrower's operation of the Silverleaf Club, (d) Borrower's and/or Silverleaf's Club's management and operation of the Resorts, the related amenities and the Additional Resort Collateral; and (3) submission of weekly written reports to Lender as to the foregoing. Notwithstanding the foregoing, Borrower acknowledges and agrees that on and after an Event of Default, the Standby Manager shall be responsible for, among other things: (i) managing the operation of the Resorts, the related amenities, the Additional Resort Collateral and any other Collateral that Lender deems necessary, (ii) monitoring or supervising the marketing, sale, resale and financing of Intervals pledged to Lender as Collateral, (iii) at the discretion and election of Lender, assuming and managing the servicing operations carried on by the servicing agent, and (iv) Lender may request, from time to time, in its sole discretion, such other duties and responsibilities related to the operation of the Resorts and related amenities, the Additional Resort Collateral, the Intervals and any other Collateral that Lender deems necessary. Borrower shall provide Lender with a list in form and substance satisfactory to Lender, in its sole discretion, of the duties and responsibilities associated with the operation of the Resorts. Borrower agrees that in accordance with the provisions contained therein the term of the Consulting Agreement shall expire on June 30, 2004.

                  (vii) STANDBY SERVICER. Borrower will have entered into the Backup Servicing Agreement in form and substance satisfactory to Lender in its sole discretion with the Standby Servicer and such Backup Servicing Agreement shall not have been modified, amended or otherwise rescinded.

                  (viii) BOND HOLDER EXCHANGE TRANSACTION CONSUMMATION. The Bond Holder Exchange Term Sheet dated October 19, 2001, a copy of which is attached hereto as EXHIBIT I, shall have been approved by the requisite number of bond holders and shall be satisfactory to Lender at its sole and absolute discretion and evidence satisfactory to Lender in its sole discretion that the Bond Holder Exchange Transaction shall have fully closed. Lender shall have at its sole and absolute discretion approved all of the Bond Holder Exchange Documents and has been provided with copies of all of the executed Bond Holder Exchange Documents.

                  (ix) TEXTRON FACILITY AND SOVEREIGN FACILITY MODIFICATION. On or before the Closing Date, Borrower shall deliver to Lender, evidence satisfactory to Lender, that the Textron Facility and the Sovereign Facility have each been modified in a manner substantially similar to that set forth in their respective term sheets and as previously been approved by Lender and Lender has been provided with copies of all of the executed Textron Documents modifications and the executed Sovereign Documents modifications, as approved by Lender at its sole and absolute discretion.

                  (x) ASSIGNMENTS OF MORTGAGE. On or before the Closing Date, Borrower shall have executed and delivered in escrow to Textron, or an agent designated by Lender and Additional Lenders under the Intercreditor Agreement, all of the appropriate Assignments of Mortgage requested by Lender and Additional Lenders in the form attached hereto as EXHIBIT O and as approved by Lender and Additional Lenders at their sole and absolute discretion.

                  (xi) AVAILABILITY. Lender shall have determined that the aggregate outstanding principal amount due to Lender under the Inventory Loan, the Supplemental Loan, and the Receivables Loan, whether such requested Advance is included or not, does not exceed $50,000,000.

         LENDER SHALL NOT BE OBLIGATED TO MAKE ANY ADVANCES HEREUNDER UNTIL ALL CONDITIONS SET FORTH IN SECTIONS 8(a) THROUGH 8(d) HEREOF AND SECTION 3 OF THE SUPPLEMENTAL LOAN AGREEMENT HAVE BEEN SATISFIED, AS DETERMINED BY LENDER IN ITS SOLE AND ABSOLUTE DISCRETION. IN THE EVENT THAT DZ FAILS TO MAKE ITS FIRST FUNDING REQUIRED UNDER THE DZ FACILITY OR

LENDER DETERMINES, IN ITS SOLE AND ABSOLUTE DISCRETION, THAT ANY OF THE CONDITIONS SET FORTH IN THIS SECTION ARE NOT SATISFIED ON OR BEFORE MAY 31, 2002, THEN THIS FOURTH AMENDMENT, AND THE OBLIGATIONS OF LENDER HEREUNDER, SHALL BE NULL AND VOID IN ALL RESPECTS AB INITIO. IN SUCH EVENT, THE SUPPLEMENTAL LOAN AGREEMENT EXISTING PRIOR HERETO AND THE TERMS AND CONDITIONS THEREIN SET FORTH, AS MODIFIED BY THE FORBEARANCE AGREEMENT AND THE ORIGINAL INTERCREDITOR AGREEMENT, SHALL CONTINUE TO GOVERN AND CONTROL BORROWER'S OBLIGATIONS WITH RESPECT TO REPAYMENT IN FULL OF THE INDEBTEDNESS, AS SUCH TERM IS DEFINED IN THE SUPPLEMENTAL LOAN AGREEMENT.

         (e) THE FOLLOWING SECTION 3.12 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         AVAILABLE UNRESTRICTED CASH. Borrower shall have less than five million dollars ($5,000,000) in available unrestricted Cash.

         (f) THE FOLLOWING SECTION 3.13 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         INSUFFICIENT TAX REFUND PROCEEDS. There are insufficient proceeds from the Tax Refund to pay Operating Expenses as provided in the Business Plan.

         (g) THE FOLLOWING SECTION 3.14 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         AVAILABILITY. Lender shall have determined that (a) the aggregate outstanding principal balance due to Lender under the Inventory Loan, the Supplemental Loan, and the Receivables Loan, whether such requested Advance is included or not, does not exceed Fifty Million Dollars ($50,000,000); (b) the total outstanding principal balance under the Inventory Loan does not exceed Ten Million Dollars ($10,000,000); (c) the total outstanding principal balance under the Supplemental Loan does not exceed Ten Million Dollars ($10,000,000); (d) the aggregate amount of Advances then outstanding under the Receivables Loan shall be at all times equal to or less than eighty-five percent (85%) of the principal balance of all Notes Receivable pledged to Lender; and (e) the aggregate amount of Advances then outstanding under the Supplemental Loan shall be at all times equal to or less than seventy-five percent (75%) of the principal balance of all Notes Receivable pledged to Lender hereunder. In the event that any maximum principal balance or advance rate as set forth in Subsections (a) through (e) is exceeded, Borrower shall immediately repay to Lender such necessary amount or amounts in order not to exceed the maximum principal balance(s) and/or the advance rate(s) established in Subsections (a) through (e) herein.

         (h) THE FOLLOWING SECTION 3.15 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

                  MAINTENANCE OF INVENTORY CONTROL. Borrower shall maintain and at all times fully comply with the Inventory Control Procedures set forth on
SCHEDULE 8(h) attached hereto from the date hereof until the Inventory Loan and the Supplemental Loan are repaid in full. Borrower shall permit Lender, its officers, employees, auditors, and other agents or designees to review the books and records of Borrower and make such other examinations and inspections as Lender in its sole discretion deems necessary to determine that Borrower is in full compliance with such Inventory Control Procedures.

         (i) REPAYMENT OF INVENTORY LOAN. Borrower shall repay to Lender the outstanding principal balance and all accrued interest under the Inventory Loan pursuant to the amortization schedule attached hereto as SCHEDULE 8(i) ("Amortization Schedule").

         (j) SECTION 1.4(a) IS HEREBY AMENDED BY ADDING THERETO:

                  (iv) Borrower agrees that within ninety (90) days from the Closing Date, if Lender determines in its sole discretion that ninety-five percent (95%) ("Required Collection Rate") of all funds collected in connection with the Financed Notes Receivable have not been deposited directly into Lender's Lockbox by the individual obligors thereunder or the Lockbox Agent, Lender shall have the right to direct Borrower to establish a separate lockbox account for the collection of all payments received by Borrower on behalf of Lender directly from obligors, it being the express intention of the parties hereto to minimize the amount of such payments deposited directly into Borrower's own accounts. Lender may appoint either Lender, Textron, or Sovereign to serve as lockbox agent on behalf of Lender in respect to its facilities.

         (k) REQUEST FOR ADVANCE. Lender shall have received five (5) days, prior to each Advance under the Inventory Loan or the Supplemental Loan, a completed and executed Request for Advance in the form attached as EXHIBIT A, which shall be made in accordance with the terms of the Business Plan, the Loan Agreement and the Intercreditor Agreement.

         9. THE FOLLOWING SECTION 4.17 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         Borrower hereby represents and warrants to Lender that the following are true and correct as of the Closing Date and as of the date of each Advance (if any) made to Borrower hereunder:

         (a) REAL ESTATE COLLATERAL.

                  (i) FIRST LIEN. Subject to the other first lien rights of Textron and Sovereign as provided in the Intercreditor Agreement, upon execution and delivery of the modification to the Real Estate Collateral Mortgages, as modified, Lender will continue to have a valid first lien on the Real Estate Collateral.

                  (ii) ACCESS. Each parcel of the Real Estate Collateral has adequate legal rights of access to a public way.

                  (iii) SINGLE TAX LOT. Each parcel of the Real Estate Collateral constituting real property consists of a single tax lot. No portion of said lot covers property other than the land in question and no portion of the land in question lies in any other tax lot.

                  (iv) FLOOD ZONE. Except as is disclosed in the surveys of each portion of the Real Estate Collateral that have been or will be provided to Lender, no portion of such land is located in a flood hazard area as defined by the Federal Insurance Administration.

                  (v) SEISMIC EXPOSURE. No portion of Real Estate Collateral is located in a zone 3 or zone 4 of the "Seismic Zone Map of the U.S."

                  (vi) CONDEMNATION. No portion of the Real Estate Collateral has been taken in condemnation or other like proceedings nor is any proceeding pending, threatened or known to be contemplated for the partial or the total condemnation or taking of any portion of the Real Estate Collateral.

                  (vii) NO PURCHASE OPTIONS. No person or entity has an option to purchase any portion of the Real Estate Collateral, or any portion thereof, or any interest therein.

         (b) TEXTRON AND SOVEREIGN FACILITIES. The modifications of the Textron Facility and the Sovereign Facility on terms and conditions substantially similar to those set forth in the Term Sheet and otherwise approved by Lender, have closed and Lender has been provided with true and correct copies of the Textron Documents and the Sovereign Documents, as so modified. There is no event of default or event which, with the passage of time, notice or both, would constitute an event of default under either the Textron Facility or the Sovereign Facility and Borrower is in good standing under both of such facilities.

         (c) BOND HOLDER EXCHANGE TRANSACTION. The Bond Holder Exchange Term Sheet has not been amended, modified or otherwise rescinded.

         (d) DZ FACILITY. The DZ Letter Agreement is in full force and effect and has not been amended, modified or otherwise rescinded.

         (e) STANDBY MANAGER AND STANDBY SERVICER. Borrower has entered into the Consulting Agreement and the Backup Servicing Agreement, in the forms attached hereto as EXHIBITS J, and K, respectively, with each of the Standby Manager and the Standby Servicer, and each such agreement is in full force and effect and has not been modified, amended or terminated.

         (f) ASSIGNMENTS OF MORTGAGE. Each such Assignment of Mortgage (including any permitted modifications as requested and approved by Lender and Additional Lenders thereto) delivered to Textron or an agent or successor designated by Lender and Additional Lenders pursuant to Section 7(e) hereof shall be in full force and effect and has not be modified, amended or terminated (except as approved by Lender and Additional Lenders pursuant to the terms of Section 7(e) hereinabove), and Lender, Textron and Sovereign shall continue to have equal one-third (1/3) first priority continuing security interest and lien in and to the right, title, and interest of Borrower in the Ineligible Note Portfolio.

         (g) INTERNAL LOANS. There are no existing loans to Borrower from any officers, shareholders, or Affiliates of Borrower.

         (h) APPROVAL OF J & J LIMITED, INC. J & J Limited, Inc. or, as the case may be, an entity through which James E. Peters shall perform the substantive duties of Standby Manager, has been approved by Borrower's board of directors to serve as the Standby Manager during the term of this Loan Agreement.

         10. AFFIRMATIVE COVENANTS. So long as any portion of the Indebtedness remains unpaid, Borrower hereby agrees with Lender as follows:

         (a) AMENITIES. Borrower will cause, or to the extent provided for pursuant to the Declarations, will use its best efforts to ensure that the Timeshare Owners' Association, or the manager of the Resort, as applicable, will cause, the Resort to be maintained in good condition and repair, and in accordance with the provisions of the applicable Timeshare Documents, and Borrower will cause each Purchaser of an Interval at the Resort to have continuing access to, and the use of, to the extent of such Purchaser's time-share periods, all of the Common Elements and related or appurtenant services, rights and benefits, all as provided in the Declaration and the Timeshare Documents.

         (b) OPERATION OF BORROWER'S BUSINESS. Borrower will operate its business in substantial compliance with the Business Plan attached hereto as
SCHEDULE 10(b).

         (c) STANDBY MANAGER AND STANDBY SERVICER. Borrower will enter into the Consulting Agreement with Standby Manager and the Backup Servicing Agreement with Standby Servicer on or before the Closing Date and will maintain such Consulting Agreement and Backup Servicing Agreement in full force and effect. Lender shall have the right at any time to terminate any then existing servicing agreement and replace any then existing Servicer with the Standby Servicer or such other servicer as Lender may select in its sole and absolute discretion, and the Standby Servicer will assume full control over the servicing of all Financed Notes Receivable, reporting solely to Lender, as provided in Section 14 hereof. Borrower agrees that upon the occurrence of a Default or Event of Default under this Loan Agreement, Lender may, with the approval of a majority of the Borrower's board of directors, which approval shall not be unreasonably withheld or delayed, terminate any then existing management agreements and replace any existing manager with such manager as Lender, subject to the Intercreditor Agreement, may select, provided however, if: (x) the obligations have become immediately due and payable in accordance with the acceleration provision under Section 8.1 (a) of the Inventory Loan Agreement, or (y) Lender elects to have J & J Limited, Inc. act as Standby Manager, then no such approval of Borrower's board of directors shall be required; and (2) at Lender's election, the Standby Servicer will assume full control over the servicing of all Financed Notes Receivable as provided in Section 14 hereof.

         (d) DZ FACILITY LETTER AGREEMENT. The DZ Letter Agreement remains in full force and effect and has not been amended, modified or rescinded and Borrower shall promptly furnish to Lender copies of the DZ Documents upon execution.

         (e) TEXTRON FACILITY, SOVEREIGN FACILITY, DZ FACILITY AND BOND HOLDER EXCHANGE TRANSACTION. Borrower will comply with each of the terms and conditions of the Textron Facility, the Sovereign Facility, the DZ Facility and the Bond Holder Exchange Documents and will promptly deliver to Lender, upon receipt by Borrower, copies of any notices received by Borrower in connection with any of the foregoing credit facilities.

         (f) FINANCIAL COVENANTS.

                  (i) TANGIBLE NET WORTH. Borrower shall at all times have and maintain a Tangible Net Worth in an amount which shall not be less than an amount equal to (A) the greater of (1) $100,000,000 or (2) an amount equal to 90% of the Tangible Net Worth of Borrower as of September 30, 2001 plus (B) one hundred percent (100%) of the aggregate amount of proceeds received by Borrower after January 1, 2002 in connection with (1) each issuance by Borrower of any class or classes of capital stock after January 1, 2002 and (2) each incurrence of Indebtedness after January 1, 2002, other than Indebtedness which shall be the most senior Indebtedness of Borrower plus (C) one hundred percent (100%) of the aggregate amount of net income (calculated in accordance with GAAP) of Borrower after January 1, 2002.

                  (ii) MARKETING AND SALES EXPENSES. Borrower will not permit as of March 31, 2002 and as of the last day of each calendar quarter thereafter the ratio of Marketing and Sales Expenses for any calendar quarter, singly and on a cumulative basis, during the specified period below (the "Reference Period") to Borrower's net proceeds from the sale of Intervals for such Reference Period to equal or exceed the ratio set forth opposite such period described in the table below during such Reference Period:

          PERIOD                                    RATIO
          ------                                    -----
          4/1/02 to 12/31/02                        0.550 to 1

          1/1/03 and thereafter                     0.525 to 1

                  (iii) MINIMUM LOAN DELINQUENCY. Borrower will not permit as of the last day of each calendar quarter its over 30-day delinquency rate on its entire Notes Receivable portfolio (including, without limitation, all Eligible Notes Receivable pledged pursuant to the Textron Facility and the Sovereign Facility) to be greater than twenty-five percent (25%). If, as of the last day of each calendar quarter, Borrower's over 30-day delinquency on its entire Notes Receivable portfolio (including, without limitation, all Eligible Notes Receivable pledged to Lender under the Loan Agreement and all Notes Receivable pledged pursuant to the Textron Facility and the Sovereign Facility) is greater than twenty percent (20%), then Lender shall have the right to conduct an audit, at Borrower's sole cost and expense, of all of Borrower's Notes Receivable pledged to Lenders under this Loan Agreement, the Textron Facility and the Sovereign Facility.

                  (iv) INTEREST COVERAGE. (A) For the calendar quarter of Borrower ending June 30, 2002, Interest Coverage Ratio for Borrower shall be at least 1.1:1, (B) for the calendar quarter of Borrower ending September 30, 2002, the average of the Interest Coverage Ratio of Borrower of such calendar quarter and the Interest Coverage Ratio for the immediately preceding calendar quarter shall be at least 1.1:1, (C) for the calendar quarter of Borrower ending December 31, 2002, the average of the Interest Coverage Ratio of Borrower for such calendar quarter and the Interest Coverage Ratios for the two immediately preceding calendar quarters shall be at least 1.1:1, (D) for each calendar quarter of Borrower beginning with, and including, the calendar quarter ending March 31, 2003 and for each calendar quarter of Borrower thereafter, the average of the Interest Coverage Ratio of Borrower for such calendar quarter and the Interest Coverage Ratios for each of the three immediately preceding calendar quarters shall be at least 1.25:1. The term "Interest Coverage Ratio" means with respect to any Person for any calendar quarter, the ratio of (y) EBITDA for such period less capital expenditures, as determined in accordance with GAAP, for such period to (z) the interest expense, minus all non-cash items constituting interest expense for such period.

                  (v) PROFITABLE OPERATIONS. Borrower will not permit Consolidated Net Income (A) for any fiscal year, commencing with the fiscal year ending December 31, 2002, to be less than $1.00 and (B) for any two consecutive fiscal quarters (treated as a single accounting period ) to be less than $1.00.

         11. THE FOLLOWING SECTION 6.4 IS HEREBY ADDED TO THE SUPPLEMENTAL LOAN
AGREEMENT:

         (a) LIMITATION ON OTHER DEBT, FURTHER ENCUMBRANCES AND/OR SECURITIZATION. Borrower will not obtain financing and grant liens with respect to the Collateral or any of its other assets or property, except as hereafter provided. Prior to March 31, 2003, Borrower will not obtain financing and grant liens with respect to any of Borrower's unpledged Notes Receivable, except as provided in this Loan Agreement, the Receivables Loan, the Textron Facility and the Sovereign Facility, without Lender's prior written consent, which consent shall not be unreasonably withheld. At any time after March 31, 2003, Borrower may obtain financing and grant liens with respect to any of Borrower's unpledged Notes Receivable in an amount not to exceed twenty million dollars ($20,000,000.00), provided that: (i) no Default or Event of Default has occurred; and (ii) any such financing does not result in Borrower's failure to substantially adhere to the Business Plan, as determined by Lender in its sole and absolute discretion. At any time after March 31, 2003, if Borrower wishes to obtain financing in excess of twenty million dollars ($20,000,000.00) which will be secured by any of Borrower's unpledged Notes Receivable, Borrower shall obtain Lender's written consent, which consent shall not be unreasonably withheld. Borrower may obtain unsecured financing provided: (i) Borrower provides prior written notice to Lender setting forth the terms and conditions thereof; (ii) Lender is provided with a copy of the loan documents therefor; and (iii) such financing does not result in Borrower's inability to substantially adhere to the Business Plan, as determined by Lender in its sole and absolute discretion.

         (b) COMPENSATION OF SENIOR MANAGEMENT. The compensation payable to the senior management of the Borrower, as a group, shall not be increased by more than twenty-five percent (25%) each fiscal year.

         (c) MODIFICATIONS OF TEXTRON DOCUMENTS, DZ DOCUMENTS, BOND HOLDER EXCHANGE DOCUMENTS, SOVEREIGN DOCUMENTS AND OTHER DEBT INSTRUMENTS. Borrower shall not amend or modify the Textron Documents, the Sovereign Documents, DZ Documents, Bond Holder Exchange Documents or the documents evidencing any other indebtedness of Borrower, nor shall Borrower extend, modify, increase or terminate the Textron Facility, DZ Facility, the Bond Holder Exchange Transaction, the Sovereign Facility or any other credit facility or loan, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

         (d) MODIFICATIONS OF CONSULTING AGREEMENT, BACKUP SERVICING AGREEMENT, MANAGEMENT AGREEMENTS AND SERVICING AGREEMENTS. Borrower shall not amend or modify the Consulting Agreement, the Backup Servicing Agreement or any management agreements, servicing agreements, without the prior written consent of Lender, which consent shall not be unreasonably withheld.

         12. SECTION 7.12 OF THE SUPPLEMENTAL LOAN AGREEMENT IS HEREBY AMENDED AS FOLLOWS:

         (a) CROSS DEFAULT; CROSS COLLATERALIZATION. The Inventory Loan, the Supplemental Loan, and the Working Capital Facility are given in connection with one or more loans which Lender, either individually or as Lender on behalf of itself and other Lenders, has made or will make to Borrower. Upon the occurrence of an Event of Default under the Inventory Loan, the Supplemental Loan, the Working Capital Facility or any of the other Loan Documents relating hereto or the occurrence of an Event of Default under the Receivables Loan Agreement, regarding the Receivables Loan, then in any such event, the Lender may declare all of the principal, interest and other sums which may be outstanding under the Inventory Loan, the Supplemental Loan, the Working Capital Facility and the Receivables Loan to be immediately due and payable and the Lender may exercise any and all rights and remedies provided in the Loan Documents or any Loan Document in connection with this Loan Agreement or the Receivables Loan Agreement.

         Any and all Collateral pledged under the Inventory Loan and granted as security for the Inventory Loan shall secure to Lender the payment of the total Indebtedness under the Inventory Loan Agreement, the Supplemental Loan Agreement and the Receivables Loan Agreement and the performance of the covenants and agreements set forth therein, all of which are secured to Lender without apportionment or allocation of any part or portion of said Collateral pledged under the Inventory Loan Agreement. Notwithstanding the immediately preceding sentence, Lender shall have the option, but not the obligation, to separate and allocate the proceeds of the Collateral securing the Supplemental Loan from the other Collateral when exercising its remedies in applying the Collateral against the Indebtedness upon an Event of Default.

         The Inventory Loan, the Supplemental Loan and the Working Capital Facility are given in connection with one or more loans which Lender, the Other Lenders and the Additional Lenders have made or will make to Borrower. Upon the occurrence of an Event of Default under the Inventory Loan Agreement, the Supplemental Loan Agreement, or the Receivables Loan Agreement, or any of the other Loan Documents relating hereto or the occurrence of an Event of Default under the Other Loan Agreements or the Additional Loan Agreements (collectively the "Obligations"), then in any such event, the Lender may declare all of the principal, interest and other sums which may be outstanding, due or payable under all of the Loans or under any other loan agreements or indebtedness from Borrower to Lender (collectively the "Indebtedness") to be immediately due and payable and the Lender may exercise any and all rights and remedies provided in the Loan Documents or any Loan Document in connection with the Loans.

         Borrower acknowledges and agrees with Lender that with respect to the Real Estate Collateral, subject to the Section 12(b) hereof, the Supplemental Loan Agreement is cross-collateralized with the Other Loan Agreements pursuant to the terms of the Intercreditor Agreement. Subject to Section 12(b) herein, the Real Estate Collateral shall also be cross-collateralized with the Inventory Loan Collateral to secure to Lender the payment of the total indebtedness under the Inventory Loan.

         Upon an Event of Default, Lender shall be entitled to enforce the payment of the Indebtedness and performance of all of Borrower's obligations under the Inventory Loan Agreement, the Supplemental Loan Agreement and the Receivables Loan Agreement, and to exercise all of its rights, remedies and powers provided hereunder or under any other Loan Document relating to the Inventory Loan, the Supplemental Loan or the Receivables Loan, subject to the terms of the Intercreditor Agreement, in one or more proceedings, whether contemporaneous, consecutive or both to be determined by Lender in its sole and absolute discretion. The enforcement of any such rights or remedies by Lender shall not constitute an election of remedies and shall not prejudice in any way, limit or preclude the enforcement of any other right or remedy under any of the Loan Documents through one or more additional proceedings. No judgment obtained by Lender in any one or more enforcement proceeding shall merge the debt secured hereby into such judgment and any portion of the Indebtedness which shall remain unpaid shall be a continuing obligation of Borrower not merged with such judgment. Lender may bring any action or proceeding including without limitation foreclosure through judicial proceedings, power of sale or otherwise in any state or federal court and such proceeding may relate to all or any part of the total Collateral without regard to the fact that any one or more prior or contemporaneous proceedings have been commenced elsewhere with respect to the same or any other part of the total Collateral.

         As contemplated herein, the documents and instruments evidencing and securing each of the Inventory Loan, the Supplemental Loan and the Working Capital Facility shall secure each such Loan and each of the other Loans. Borrower acknowledges that the documents and instruments evidencing and securing the debts and obligations under each of the Other Loan Agreements shall also secure the obligations under the Inventory Loan Agreement, the Supplemental Loan Agreement and the Receivables Loan Agreement and vice-versa. Further, the documents and instruments evidencing and securing the debts and obligations under the Additional Loan Agreements shall also secure each of the Inventory Loan Agreement, the Supplemental Loan Agreement and the Receivables Loan Agreement and vice-versa.

         Except as provided in the Intercreditor Agreement, the proceeds of any such enforcement or foreclosure shall be applied to the payment of the Indebtedness in such order as Lender may determine in its sole discretion.

         Notwithstanding anything stated to the contrary herein, but subject to the Intercreditor Agreement, Borrower agrees that in respect to the Additional Collateral and the Ineligible Note Portfolio, upon a sale or disposition or Lender's enforcement of its security interests hereunder, the first Ten Million Dollars ($10,000,000) of any proceeds derived therefrom shall be applied toward repayment of the outstanding balance of the Inventory Loan, and the balance of such proceeds, if any, shall then be applied, respectively, toward the full repayment of first, the Supplemental Loan, and then the Receivables Loan. Any excess of such proceeds shall be applied in accordance with the Intercreditor Agreement and upon full payment of all indebtedness of Borrower to Additional Lenders, any remaining balance of such proceeds shall be delivered to Borrower. Borrower acknowledges and agrees that upon repayment in full of all indebtedness under the Textron Facility, the Sovereign Facility, and all of the Other Loan Agreements and the Additional Loan Agreements, Lender's security interest in the collateral securing such facilities shall automatically become a first priority security interest for Borrower's obligations under the Inventory Loan, the Supplemental Loan and the Working Capital Facility, and Borrower shall take such steps as Lender may request to deliver such collateral to Lender and to confirm Lender's first priority security interest therein.

         (b) ALLOCATION OF REAL ESTATE COLLATERAL PROCEEDS. Notwithstanding anything stated to the contrary, Borrower hereby agrees with Lender that upon a sale or other disposition of the Real Estate Collateral or the exercise of Lender's remedies following the occurrence of an Event of Default, the proceeds derived from the Real Estate Collateral shall be allocated as follows, subject to the Intercreditor Agreement:

                  (i) The first One Million Dollars ($1,000,000.00) of the proceeds from the Real Estate Collateral ("Real Estate Collateral Proceeds") shall be applied toward repayment of the outstanding principal balance of the Supplemental Loan. Such repayment shall not constitute a permanent paydown of the Supplemental Loan and Borrower during the term of the Supplemental Revolving Period shall have a right to reborrow such amount under the Supplemental Loan so long as no Event of Default has occurred and is continuing and provided, that the sum of Advances of such reborrowed amount shall be less than seventy-five percent (75%) of the principal balance of all Eligible Notes Receivable against which such Advances are financed.

                  (ii) The greater of (1) any amount of the Real Estate Collateral Proceeds in excess of One Million Dollars ($1,000,000.00) and (2) the remaining amount of the Real Estate Collateral Proceeds following payment pursuant to Subsection (i) hereinabove shall at its option be applied toward payment of the outstanding principal balance of the Inventory Loan, or the outstanding principal balance of the Supplemental Loan. Such repayment shall constitute a permanent paydown of the Inventory Loan and Borrower shall not have a right to reborrow such amount under the Inventory Loan or the Supplemental Loan.

         (c) ALLOCATION OF SHARED COLLATERAL. Notwithstanding anything stated to the contrary and subject to Section 12(b) hereof, Borrower hereby agrees with Lender that upon a sale or other disposition of any Collateral cross-collateralized to secure the Textron Facility, the Sovereign Facility, the Receivables Loan, the Inventory Loan and the Supplemental Loan (the "Shared Collateral") or the exercise of Textron's, Sovereign's and/or Lender's remedies following the occurrence of an Event of Default, the proceeds derived from such Shared Collateral (which Shared Collateral shall not include the Real Estate Collateral) at Lender's option, will be allocated as follows:

                  (i) With respect to any Shared Collateral where Lender is not a Primary Secured Lender, any remaining proceeds following application against the indebtedness of Borrower to such Primary Secured Lender that are allocated to Lender pursuant to the terms of the Intercreditor Agreement shall be applied
(A) first toward repayment of any outstanding balance under the Inventory Loan and the Supplemental Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Receivables Loan, and (C) then as provided in the Intercreditor Agreement.

                  (ii) With respect to any Shared Collateral securing the Inventory Loan and where Lender is the Primary Secured Lender, any remaining proceeds following application against the indebtedness of Borrower to Lender under the Inventory Loan shall be applied (A) first toward repayment of any outstanding balance under the Supplemental Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Receivables Loan, and (C) then as provided in the Intercreditor Agreement.

                  (iii) With respect to any Shared Collateral securing the Supplemental Loan and where Lender is the Primary Secured Lender, any remaining proceeds following application against the indebtedness of Borrower to Lender under the Supplemental Loan shall be applied (A) first toward repayment of any outstanding balance under the Inventory Loan, and (B) any remaining proceeds thereafter will be applied against any outstanding balance under the Receivables Loan, and (C) then as provided in the Intercreditor Agreement.

         13. SECTION 7 OF THE SUPPLEMENTAL LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING THERETO:

         ADDITIONAL EVENTS OF DEFAULT. In addition to the Events of Default set forth in the Loan Agreement, the following shall constitute an "Event of Default" under the Loan Agreement:

         (a) PAYMENTS. Failure of Lender to receive from Borrower within five
(5) days of the date of written notice has been sent to Borrower after the due date: (i) any amount payable under the Amended and Restated Revolving Promissory Note or the Second Amended and Restated Promissory Note, or (ii) any other payment due under the Loan Agreements, except for the Amended and Restated Revolving Promissory Note and the Second Amended and Restated Promissory Note Maturity Dates for which no grace period is allowed.

         (b) COVENANT DEFAULTS. Borrower shall fail to perform or observe any covenant, agreement, obligation, representation or warranty contained in this Fourth Amendment, the Intercreditor Agreement or in any of the Loan Documents (other than any covenant or agreement obligating Borrower to pay the Indebtedness), and in the absence of any other specified grace period provided therein or herein with respect to such covenant, agreement, obligation, representation or warranty, such failure shall continue for thirty (30) days after Lender delivers written notice thereof to Borrower, provided, however, if the failure is incapable of cure within such thirty (30) day period and Borrower shall be diligently pursuing a cure, such thirty (30) day cure period shall be extended by an additional period not to exceed sixty (60) days.

         (c) WARRANTIES OR REPRESENTATIONS. Any representation or other statement made by or on behalf of Borrower in this Fourth Amendment, any of the Loan Documents or any instrument furnished in compliance with or in reference to the Loan Documents, shall be false, misleading or incorrect in any material respect as of the date made.

         (d) [INTENTIONALLY DELETED.]

         (e) DEFAULT UNDER MORTGAGES. If a default or Event of Default occurs under a Deed of Trust, a Mortgage, or any other Loan Document and such default or Event of Default is not cured within the applicable grace period (if any), provided therein.

         (f) MODIFICATION OF TEXTRON DOCUMENTS, SOVEREIGN DOCUMENTS, DZ DOCUMENTS, BOND HOLDER EXCHANGE DOCUMENTS OR OTHER DEBT INSTRUMENTS. Any modification, amendment, extension or termination of any of the Textron Documents, the Sovereign Documents, DZ Documents, Bond Holder Exchange Documents or the documents evidencing any other indebtedness of Borrower without the prior written consent of Lender.

         (g) BUSINESS OPERATIONS. Failure of Borrower to operate its business in substantial compliance with the Business Plan.

         (h) DEFAULT UNDER TEXTRON FACILITY OR SOVEREIGN FACILITY. Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under the Additional Loan Agreements or either
(i) the Textron Documents or (ii) the Sovereign Documents, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (i) DEFAULT UNDER DZ FACILITY AND/OR BOND HOLDER EXCHANGE TRANSACTION. Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under either (i) the DZ Letter Agreement or the DZ Documents, or (ii) the Bond Holder Exchange Term Sheet or the Bond Holder Exchange Documents, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (j) DZ FACILITY NOTES RECEIVABLE PURCHASES. If DZ does not purchase Notes Receivable in substantially the amounts (as determined by Lender in its sole and absolute discretion) and during the periods specified in the Business Plan or if the proceeds of such purchase are insufficient to make the principal payments described in the DZ Letter Agreement or if Borrower fails to apply such proceeds to repayment of the loans as provided in the DZ Letter Agreement.

         (k) DEFAULT OR TERMINATION OF CONSULTING AGREEMENT. If the Consulting Agreement terminates or Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under the Consulting Agreement, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (l) DEFAULT OR TERMINATION OF BACKUP SERVICING AGREEMENT. If the Backup Servicing Agreement terminates or Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under the Backup Servicing Agreement, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (m) DEFAULT OR TERMINATION OF ASSIGNMENTS OF MORTGAGE. If any of the Assignments of Mortgage terminates or Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under the Assignments of Mortgage, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (n) DEFAULT OR TERMINATION OF COLLATERAL ASSIGNMENTS. If the Collateral Assignment of Backup Servicing Agreement or the Collateral Assignment of Consulting Agreement terminates or Borrower fails to perform or observe any covenant, agreement, or obligation, or breaches any representation or warranty under either the Collateral Assignment of Backup Servicing Agreement or the Collateral Assignment of Consulting Agreement, and such default or Event of Default is not cured within the applicable grace period (if any) permitted therein.

         (o) MODIFICATIONS OF CONSULTING AGREEMENT, BACKUP SERVICING AGREEMENT, MANAGEMENT AGREEMENTS AND SERVICING AGREEMENTS. Any modification, extension of amendment of the Consulting Agreement, the Backup Servicing Agreement or any management agreements, servicing agreements without the prior written consent of Lender.

         (p) USE OF LOAN PROCEEDS. If the proceeds of any Advance are used for any purpose not set forth in the Business Plan.

         14. SECTION 8 OF THE SUPPLEMENTAL LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING THERETO:

         REMEDIES. In addition to the Remedies set forth in the Loan Agreement, upon the occurrence of an Event of Default, Lender may take any one or more of the following actions, all without notice to Borrower:

         (a) REPLACEMENT OF MANAGER AND SERVICER. Without demand or notice of any nature whatsoever, Lender may, subject to the Intercreditor Agreement, (i) terminate any then existing servicing agreement and replace any then existing Servicer with the Standby Servicer or such other servicer as Lender may select in its sole and absolute discretion; and (ii) upon an Event of Default terminate any then existing management agreement and, with the approval of the majority of Borrower's board of directors, which approval shall not be unreasonably withheld or delayed, replace any existing manager with the Standby Manager, or such other manager as Lender may select, in its sole and absolute discretion, provided however, if: (x) the obligations of Borrower have become immediately due and payable in accordance with the acceleration provision under Section 8.1 (a) of the Inventory Loan Agreement, or (y) Lender elects to have J & J Limited, Inc. act as Standby Manager, then no such approval of Borrower's board of directors shall be required.

         15. SECTION 9 OF THE SUPPLEMENTAL LOAN AGREEMENT IS HEREBY AMENDED BY ADDING THE FOLLOWING THERETO:

         CERTAIN RIGHTS OF LENDER. In addition those set forth in the Loan Agreement, Lender's rights under the Loan Agreement shall also include the following:

         (a) STANDBY SERVICER. Borrower acknowledges and agrees that upon written notice from Lender, to be given at any time during the terms of the Inventory Loan, the Supplemental Loan and the Receivables Loan in Lender's sole and absolute discretion, the Servicing Agent shall be replaced by the Standby Servicer, or such other servicing entity as may be selected by

Lender in its sole and absolute discretion, for the purpose of servicing all Notes Receivable comprising the Collateral.

         16. SILVERLEAF FINANCE. Lender acknowledges and agrees that: (i) the transfer of Notes Receivable to Silverleaf Finance I, Inc. in connection with the DZ Facility is a true sale and not a financing transaction; (ii) Lender will not file a motion to consolidate Silverleaf Finance I, Inc. with the Borrower in the event of a bankruptcy of Borrower; and (iii) Lender will not take any affirmative action in support of any such motion to consolidate.

         17. FILING AUTHORITY. Borrower reaffirms and grants to Lender and its designee full power and authority to execute, acknowledge, deliver and file any security agreements and UCC-1 financing statements (and amendments thereto) requested by Lender or necessary to perfect the security interest in the Collateral granted to Lender by Borrower to secure the Inventory Loan, the Supplemental Loan and the Working Capital Facility herewith.

         18. BORROWER CONFIRMATION. Borrower hereby ratifies and confirms that the Loan Agreement and other Loan Documents as amended herein are in full force and effect and agrees that as modified, the Note, the Promissory Note as amended and restated and the other Loan Documents are and continue to be in full force and effect and enforceable in accordance with their respective terms. Borrower hereby incorporates by reference all covenants, warranties, and representations contained in the Loan Documents and reaffirms such covenants, warranties, and representations as of the day hereof except with respect to the Specified Events of Default and except as provided in Section 23 hereof.

         19. BORROWER ESTOPPEL. Execution of this Fourth Amendment by Lender shall be without prejudice to Lender's rights at any time in the future to exercise any and all rights conferred upon it by any of the Loan Documents in accordance with their original terms as previously and hereby amended. Neither the Fourth Amendment nor any provision hereof or of any other documents given in connection herewith shall constitute or shall be construed to constitute a waiver of any default, right, or remedy of Lender under the Note, the Promissory Note as amended and restated or the other Loan Documents subsequent to the date hereof. Any failure by Lender at any point in time during the term of the Note, the Promissory Note, the Loan Documents or the Inventory Loan Agreement or the Supplemental Loan Agreement to insist upon strict and timely compliance with the terms and provisions of each such document shall not be deemed a waiver either expressly or implied by Lender of any or its rights under any such document nor shall the same excuse Borrower's obligation to strictly and timely perform its obligation hereunder and therein.

         20. RELEASE. The Borrower by execution of this Fourth Amendment hereby declares that as of this date the Borrower has no claim, set-off, counterclaim, defense, or other cause of action against Lender including, but not limited to, a defense of usury, any claim or cause of action at common law, in equity, statutory or otherwise, in contract or in tort, for fraud malfeasance, misrepresentation, financial loss, usury, deceptive trade practice, or any other loss, damage or liability of any kind, including without limitation any claim for exemplary or punitive damages arising out of any transaction between Borrower and Lender in connection with the Loan Agreement, or any of the other Loan Documents, any security therefore or this Fourth Amendment, or any document mentioned herein. Further, to the extent that any such set-off, counterclaim, defense, or other cause of action may exist or might hereafter arise based on facts known or unknown which exist as of this date, such set-off, counterclaim, defense and other cause of action is hereby expressly and knowingly waived and released by Borrower.

         21. COMPLETE AGREEMENT, ETC. There are and were no oral or written representations, warranties, understandings, stipulations, agreements, or promises made by either party or by any agent, employee or other representative of either party pertaining to the subject matter of the Fourth Amendment which have not been incorporated into the Fourth Amendment. The Fourth Amendment shall not be modified, changed, terminated, amended, superseded, waived or extended except by a written instrument executed by the parties hereto. If any term comment or condition of this Fourth Amendment is held to be invalid, illegal, or unenforceable as to a particular person, entity, or situation and the Fourth Amendment will also be enforced to the fullest extent permitted by law as to any other person, entity, or situation. Except as specifically modified by the terms of the Fourth Amendment, the Note, the Promissory Note as amended and restated and all the remaining Loan Documents shall not be affected by the Fourth Amendment and each shall remain in full force and effect. Nothing herein contained shall be construed to impair Lender's security under any of the Loan Agreements or Loan Documents nor to limit or impair any rights or powers that Lender now enjoys or may hereafter enjoy under the Loan Documents for recovery of the Indebtedness secured hereby.

         22. FURTHER ASSURANCES. Borrower agrees to execute such further documents, instruments and agreements as Lender may require from time to time to effectuate the terms and conditions and understandings of this Fourth Amendment.

         23. BORROWER REPRESENTATIONS. Borrower hereby represents and warrants to the Lender that:

                  (a) The Persons executing the Fourth Amendment on behalf of the Borrower have full authority to execute the Fourth Amendment on behalf of Borrower and to bind Borrower thereby;

                  (b) The execution and delivery by Borrower of the Fourth Amendment and the performance thereunder by Borrower has not and will not result in a breach of or constitute a default under any mortgage, lease, bank loan, credit arrangement or other instrument or agreement to which either Borrower or the Collateral securing the Loans may be bound or affected;

                  (c) Borrower is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas;

                  (d) The execution, delivery and performance by the Borrower of the Fourth Amendment and other Loan Documents as amended as of the date hereof, have been duly and validly authorized and all consents and approvals which are necessary for authorization, binding affect, performance, and enforceability of the Fourth Amendment and all other Loan Documents have been received; and

                  (e) Borrower will not be, on or after the date hereof, a party to any contract or agreement which restricts its right or ability to incur indebtedness or prohibits Borrower's execution of the Inventory Loan or the Supplemental Loan, or compliance with the terms of the Loan Agreement, the Loan Documents, the Receivables Loan Agreement, the Textron Documents, the Bond Holder Exchange Documents, the Sovereign Documents or the DZ Documents. Borrower has not agreed or consent to cause or permit in the future (upon the happening of a contingency or otherwise) any of the Collateral, whether now owned or hereafter acquired, to be subject to a Lien except in favor of Lender as provided herein, and, with respect to the Real Estate Collateral and the Ineligible Note Portfolio, in favor of Textron and Sovereign.

                  (f) Except as disclosed on SCHEDULE 23(f) hereto, there are no actions, suits, proceedings, orders or injunctions pending or, to the best of Borrower's knowledge, threatened against or affecting Borrower any Resort or the Intervals, at law or in equity, or before or by any governmental authority, in any case individually in which the claim exceeds or would reasonably be expected to exceed $50,000 or all cases for which claims in the aggregate exceed or could reasonably be expected to exceed $250,000. Borrower has received no notice from any court or governmental authority alleging that Borrower has violated any applicable timeshare act, any of the rules or regulations thereunder, or any other applicable laws.

                  (g) Since the date of the Inventory Loan and the Receivables Loan, except as otherwise disclosed by the Borrower to Lender in writing, since September 30, 2001, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of September 30, 2001, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its subsidiaries. Following Lender's receipt and approval of the Borrower's financial statements for the fiscal year ended on December 31, 2001, there has occurred no materially adverse change in the financial condition or business of the Borrower and its subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its subsidiaries as of December 31, 2001, or the consolidated statement of income as of such date, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or any of its Subsidiaries.

Since September 30, 2001, the Borrower has not made any Distribution.

         24. WAIVER. Effective on the Closing Date of this Fourth Amendment, and so long as each condition precedent to Lender's obligation to make Advances in this Fourth Amendment has been satisfied, Lender agrees to waive all prior Defaults and Events of Default under the Inventory Loan and the Supplemental Loan, including but not limited to, the Specified Events of Default provided in the Forbearance Agreement.

         25. COUNTERPARTS. This Fourth Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.



            [THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, Borrower and Lender have caused this Fourth Amendment to be executed and delivered by their duly authorized officers effective as of the date first above written.

                                       BORROWER:

                                       SILVERLEAF RESORTS, INC.,
                                       a Texas corporation

                                       By: /s/ Harry J. White, Jr.
                                          --------------------------------------
                                       Name: Harry J. White, Jr.
                                            ------------------------------------
                                       Its: Chief Financial Officer
                                           -------------------------------------
                                            Silverleaf Resorts, Inc.



                                       LENDER:

                                       HELLER FINANCIAL, INC.


                                       By: /s/ Dennis K. Holland
                                          --------------------------------------
                                       Name: Dennis K. Holland
                                            ------------------------------------
                                       Its: Senior Vice President
                                           -------------------------------------

                                   APPENDIX 1
                               DEFINITION OF TERMS



TERMS DEFINED. The following terms used in this Fourth Amendment are added to the Appendix of the Supplemental Loan Agreement and shall have the following meanings:

         ADDITIONAL COLLATERAL. Collectively, all now owned or hereafter acquired right, title and interest of Borrower, in all of the following:

         (i) the Backup Servicing Agreement; and

         (ii) the Consulting Agreement.

         ADDITIONAL LENDERS. The Lenders who, together with Lender, are parties to the Intercreditor Agreement with Borrower.

         ADDITIONAL LOAN AGREEMENTS. The Loan Agreements between Borrower and Additional Lenders as more particularly described in the Intercreditor Agreement.

         ADDITIONAL RESORT COLLATERAL. Shall mean the real and personal property, now or hereafter acquired by Borrower and listed on SCHEDULE 7(f). For the avoidance of doubt, "Additional Resort Collateral" shall not include the promissory notes and other property of Silverleaf Finance I, Inc. that constitutes "Pledged Assets" under the DZ Documents.

         AMENDED AND RESTATED REVOLVING PROMISSORY NOTE. The Amended and Restated Revolving Promissory Note (Inventory Loan) evidencing the Inventory Loan in the principal amount of $10,000,000 executed and delivered by Borrower to Lender on the date hereof and any substitution or replacement therefor.

         ASSIGNMENTS OF MORTGAGE. The Assignments of Mortgage executed and delivered by Borrower in connection with the Ineligible Note Portfolio and pursuant to the terms of Section 7(e) of this Fourth Amendment, in the form attached hereto as EXHIBIT O.

         AVAILABILITY PERIOD. The availability period for the Inventory Loan commencing on the Closing Date and ending on March 31, 2004.

         BACKUP SERVICING AGREEMENT. Shall mean the agreement, in the form attached hereto as EXHIBIT K, pursuant to which the Standby Servicer shall provide servicing functions with respect to the pledged Notes Receivable upon the occurrence of an Event of Default hereunder in accordance with Section 17 hereof.

         BOND HOLDER EXCHANGE TRANSACTION. The term "Bond Holder Exchange Transaction" shall mean that certain senior subordinate note holder exchange transaction on the terms and conditions outlined in that certain Term Sheet dated October 19, 2001 (the "Bond Holder Exchange Term Sheet"), a copy of which is attached hereto as EXHIBIT I, and which is to be consummated by the documents listed on SCHEDULE I hereto (the "Bond Holder Exchange Documents").

         BUSINESS PLAN. The term "Business Plan" shall mean the five (5) year "Stand Alone" business plan prepared by Borrower, together with the Senior Lender Advance, attached hereto as SCHEDULE 10(b). The Business Plan includes the "Impact on Lenders Worksheet" setting forth the amounts to be advanced by each of Lender, Textron and Sovereign pursuant to their respective credit facilities (the "Senior Lender Advance Schedule").

         CASH AND CASH EQUIVALENTS. Unrestricted (i) cash; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; and (iii) domestic and Eurodollar certificates of deposit and time deposits, bankers' acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations), which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor's Rating Group or P-1 (or better) by Moody's Investor Service, Inc. provided that the maturities of such Cash and Cash Equivalents shall not exceed one year.

         CLOSING DATE. The Closing Date shall be the date on which (i) all conditions set forth in Sections 4 and 8 of the Fourth Amendment are satisfied by Borrower and (ii) the Fourth Amendment is duly executed by Borrower and Lender, but not later than May 31, 2002. In the event that all of the conditions under Sections 4 and 8 of this Fourth Amendment have not been satisfied by May 31, 2002, this Fourth Amendment shall become null and void.

         COLLATERAL. Collective, all now owned or hereafter acquired right, title and interest of Borrower, in all of the following:

                           (i) Financed Notes Receivable (including all Notes Receivable comprising the Ineligible Notes Portfolio) and all proceeds of or from them;

                           (ii) Mortgages and all proceeds of or from them (including the Mortgages securing the Notes Receivable comprising the Ineligible Note Portfolio);

                           (iii) Documents, instruments, accounts, chattel paper, and general intangibles relating to the Financed Notes Receivable (including any relating to the Ineligible Note Portfolio) and the related Mortgages;

                           (iv) the Backup Servicing Agreement;

                           (v) the Consulting Agreement;

                           (vi) All collateral under the Textron Facility, the Sovereign Facility, the Receivables Loan, the Inventory Loan, the Supplemental Loan and the Working Capital Facility;

                           (vii) Real Estate Collateral;

                           (viii) All books, records, reports, computer tapes, disks and software relating to the Collateral; and

                           (ix) Extensions, additions, improvements, betterments, renewals, substitutions and replacements of, for or to any of the Collateral, wherever located, together with the products, proceeds, issues, rents and profits thereof, and any replacements, additions or accessions thereto or substitutions thereof.

         COLLATERAL ASSIGNMENT OF BACKUP SERVICING AGREEMENT. Shall mean the Collateral Assignment of Backup Servicing Agreement, in the form attached here as EXHIBIT N, by Borrower to Lender of all of Borrower's rights under the Backup Servicing Agreement.

         COLLATERAL ASSIGNMENT OF CONSULTING AGREEMENT. Shall mean the Collateral Assignment of Consulting Agreement, in the form attached here as EXHIBIT M, by Borrower to Lender of all of Borrower's rights under the Consulting Agreement.

         CONSULTING AGREEMENT. Shall mean the agreement between the Standby Manager and Borrower, dated April 30, 2002, a copy of which is attached hereto as EXHIBIT J, providing for the management of Borrower's business on the occurrence of an Event of Default hereunder.

         DISTRIBUTION. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

         DZ FACILITY. The term "DZ Facility" shall mean that certain note purchase facility to be provided by DZ Bank AG Deutsche Zentral-Genossenschaftsbank Frankfurt Am Main, as agent for Autobahn Funding Company LLC ("DZ") to Borrower, on the terms outlined in the DZ Letter Agreement dated December 12, 2001, attached hereto as EXHIBIT L ("DZ Letter Agreement"), and evidenced by the documents listed on SCHEDULE L hereto (the "DZ Documents").

         ELIGIBLE NOTE RECEIVABLE. Each Note Receivable satisfying all of the following criteria:

         (a) Purchaser has made a cash down payment of at least ten percent of the actual purchase price of the Interval and at least one monthly payment under the related Note Receivable and no part of such payment has been made or loaned to Purchaser by Borrower or an Affiliate;

         (b) The weighted average interest rate of all Financed Notes Receivable is no less than 13.75% per annum;

         (c) No installment is more than thirty (30) days past due on a contractual basis at the time of assignment to Lender, nor becomes more than sixty (60) days past due on a contractual basis thereafter;

         (d) The Unit with respect to the Interval purchased has been completed, developed and furnished in accordance with the purchase contract;

         (e) All amenities for the Resort have been completed and are available for use by all Purchasers;

         (f) The purchaser is not an Affiliate, shareholder, officer, director or agent of, related to or employed by Borrower;

         (g) Subject to the Intercreditor Agreement, the Note Receivable is free and clear of adverse claims, liens and encumbrances and is not currently, nor shall it be potentially in the future, subject to claims of rescission, invalidity, unenforceability, illegality, defense, offset or counterclaim;

         (h) The Note Receivable is secured by a first priority mortgage or deed of trust on the purchased Interval or by a first priority perfected security interest in the related Certificate of Beneficial Interest and an Assignment of Mortgage and Assignment of Beneficial Interest;

         (i) Subject to the provisions of SCHEDULE 3.2.6.(IV) of the Receivables Loan Agreement, the Mortgage securing a Note Receivable is insured under a mortgagee title insurance policy acceptable to Lender subject only to the Permitted Exceptions;

         (j) The Purchaser meets credit standards acceptable to Lender at its sole and absolute discretion and shall have a minimum Fair Isaac Company (FICO) Credit Bureau Score of at least 550;

         (k) No single Purchaser shall have an aggregate outstanding principal balance due under his/her or its Notes in excess of $36,000;

         (l) Payments are to be in legal tender of the United States;

         (m) The Note Receivable and the Purchase Documents are valid, genuine and enforceable against the obligor thereunder, and such obligor has not assigned his or her interest thereunder;

         (n) At least 90% of the aggregate outstanding principal balance of all Financed Notes Receivable arises from Purchasers who are U.S. or Canadian residents and no more than 25% of the Notes Receivable comprising the Collateral shall be originated from Sales of Biennial Intervals;

         (o) Payments have been made by the obligor thereunder and not by Borrower or any Affiliate of Borrower on the obligor's behalf; and

         (p) The Interval or Biennial Interval with respect to each Eligible Note Receivable is subject to a Purchaser Mortgage or to an Assignment of Mortgage and Beneficial Interest;

         (q) Up to 15% of the Eligible Notes Receivable may be modified to reduce the interest rate charged in accordance with paragraph 6.4 of the Second Amendment to Amended and Restated Receivables Loan Agreement.

         (r) Up to 20% of the Eligible Notes Receivable may be modified to extend the term thereof beyond 84 months, but not exceeding 120 months, and in accordance with paragraph 6.4 of the Second Amendment to Amended and Restated Receivables Loan Agreement.

         (s) Each Eligible Note Receivable shall evidence a self-amortizing loan and 80% of the Eligible Notes Receivable shall have a term not exceeding 84 months and the remainder shall have a term not exceeding 120 months.

         FINANCED NOTE RECEIVABLE. An Eligible Note Receivable as to which an Advance has been made and which has been assigned and delivered to Lender or an agent on behalf of Lender as security for the Inventory Loan, the Supplemental Loan or the Receivables Loan.

         FIRST AMENDMENT TO FORBEARANCE AGREEMENT. That certain First Amendment to Forbearance Agreement dated December 31, 2001 ("First Amendment to Forbearance Agreement") entered into between Lender, Borrower and Union Bank of California, N.A. providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement.

         INDEBTEDNESS. Collectively, all payment obligations of Borrower to
Lender: (i) under the Amended and Restated Revolving Promissory Note and the Second Amended and Restated Promissory Note and other Loan Documents; (ii) under the Loan Agreement; (iii) in connection with the Amended and Restated Receivables Loan and Security Agreement from Lender to Borrower, as amended, and
(iv) in connection with any and all other indebtedness of Borrower to Lender whether now existing or hereafter arising.

         INELIGIBLE NOTE PORTFOLIO. Shall mean certain of Borrower's Notes Receivable and Mortgages which are not currently pledged to any other Person and which shall be held by Borrower, as agent for and on behalf of each of Lender, Textron and Sovereign, unless and until an Event of Default shall occur and which are listed on SCHEDULE A, attached hereto.

         INTERCREDITOR AGREEMENT. The Amended and Restated Intercreditor Agreement between Borrower and Lender and Additional Lenders dated as of the Closing Date.

         INTEREST RATE. The Interest Rate for the Inventory Loan shall be set forth in the Amended and Restated Revolving Promissory Note. The Interest Rate for the Supplemental Loan shall be defined in the Second Amended and Restated Promissory Note.

         INVENTORY CONTROL PROCEDURES. The Inventory Control Procedures as set forth in the attached SCHEDULE 8(h) hereto.

         INVENTORY LOAN COLLATERAL. The portion of the Collateral securing the Inventory Loan.

         LENDER'S LOCKBOX. The lockbox account designated by Lender as the depositary of payments from obligors in connection with the Financed Notes Receivable.

         MARKETING AND SALES EXPENSES. Shall mean all promotion, lead generation, sales commissions and all other marketing expenses incurred or paid by Borrower pursuant to any marketing agreements or otherwise.

         MATURITY DATE. The Maturity Date for the Inventory Loan shall be March 31, 2007, or any earlier date on which the Inventory Loan shall be required to be paid in full, whether by acceleration or otherwise. The Maturity Date for the Supplemental Loan shall be March 31, 2007, or any earlier date on which the Supplemental Loan shall be required to be paid in full, whether by acceleration or otherwise.

         RECEIVABLES LOAN AGREEMENT. That certain Amended and Restated Receivables Loan Agreement between Borrower, Lender and Union Bank of California, N.A. dated September 1, 1999, as amended and modified.

         RECEIVABLES LOAN COLLATERAL. The portion of the Collateral securing the Receivables Loan.

         REVOLVING PERIOD. The revolving period for the Inventory Loan commencing on the Closing Date and ending on March 31, 2004.

         SECOND AMENDED AND RESTATED PROMISSORY NOTE. The Second Amended and Restated Promissory Note (Supplemental Loan) evidencing the Supplemental Loan in the principal amount of $10,000,000 executed and delivered by Borrower to Lender on the date hereof and any substitution or replacements therefor.

         SECOND AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT. Shall mean that certain Second Amendment to Amended and Restated Receivables Loan and Security Agreement between Borrower, Lender and Union Bank of California, N.A. dated of even date herewith.

         SECOND AMENDMENT TO FORBEARANCE AGREEMENT. That certain Second Amendment to Forbearance Agreement dated February 12, 2002 entered into between Lender, Borrower and Union Bank of California, N.A. providing for, among other things, the extension of the forbearance period as set forth under the Forbearance Agreement.

         SOVEREIGN FACILITY. The term "Sovereign Facility" shall mean that certain credit facility provided by Sovereign Bank ("Sovereign") and other lenders to Borrower pursuant to the documents listed on SCHEDULE B hereto (the "Sovereign Documents").

         STANDBY MANAGER. Shall mean the Person selected by Lender to act as standby manager of the Resorts in accordance with the Loan Agreement and the Consulting Agreement.

         STANDBY SERVICER. Shall mean the Person selected by Lender to act as standby servicer in accordance with the Loan Agreement and the Backup Servicing Agreement. The current Standby Servicer is Concord Servicing Corporation.

         SUPPLEMENTAL AVAILABILITY PERIOD. The period commencing on the Closing Date and ending on March 31, 2004.

         SUPPLEMENTAL LOAN COLLATERAL. The portion of the Collateral securing the Supplemental Loan.

         SUPPLEMENTAL REVOLVING PERIOD. The period commencing on the Closing Date and ending on March 31, 2004.

         SURVEY. A plat or survey of the Resorts and the Real Estate Collateral prepared by a licensed surveyor acceptable to Lender and in a form acceptable to Lender.

         TANGIBLE NET WORTH. Tangible Net Worth means, with respect to any Person, the amount calculated in accordance with GAAP as: (i) the consolidated net worth of such Person and its consolidated subsidiaries, plus (ii) to the extent not otherwise included in such consolidated net worth, unsecured subordinated debt of such Person and its consolidated subsidiaries, the terms and conditions of which are reasonably satisfactory to Lender, minus (iii) the consolidated intangibles of such Person and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent allocations, licenses and rights in any of the foregoing and other items treated as intangible in accordance with GAAP. Notwithstanding the foregoing, if subsequent to the Closing Date deferred sales are no longer considered an asset under GAAP, Lender agrees, at the request of Borrower, to determine, in its reasonable discretion, whether deferred sales should continue to be considered an asset for purposes of determining Borrower's Tangible Net Worth.

         TAX REFUND. The term "Tax Refund" means that certain corporate tax refund of Borrower for the 1998 and 1999 tax years in the estimated amount of $5,000,000.

         TEXTRON FACILITY. The term "Textron Facility" shall mean that certain credit facility provided by Textron Financial Corporation ("Textron") to Borrower pursuant to the documents listed on SCHEDULE C hereto (the "Textron Documents").

                                LIST OF EXHIBITS

1.       EXHIBIT A - SECOND AMENDED AND RESTATED PROMISSORY NOTE
2.       EXHIBIT B - AMENDED AND RESTATED REVOLVING PROMISSORY NOTE
3.       EXHIBIT C - INTERCREDITOR AGREEMENT
4.       EXHIBIT D - CERTIFICATE OF BORROWER
5.       EXHIBIT E - CERTIFICATE OF RESOLUTIONS OF BORROWER
6.       EXHIBIT F - INCUMBENCY CERTIFICATE
7.       EXHIBIT G - CLOSING OPINIONS OF COUNSELS FOR BORROWER
8.       EXHIBIT H - MODIFICATION TO REAL ESTATE COLLATERAL MORTGAGES
9.       EXHIBIT I - BOND HOLDER EXCHANGE TERM SHEET
10.      EXHIBIT J - CONSULTING AGREEMENT
11.      EXHIBIT K - BACKUP SERVICING AGREEMENT
12.      EXHIBIT L - DZ LETTER AGREEMENT
13.      EXHIBIT M - COLLATERAL ASSIGNMENT OF CONSULTING AGREEMENT
14.      EXHIBIT N - COLLATERAL ASSIGNMENT OF BACKUP SERVICING AGREEMENT
15.      EXHIBIT O - ASSIGNMENT(s) OF MORTGAGE
16. EXHIBIT P - SECOND AMENDMENT TO AMENDED AND RESTATED RECEIVABLES LOAN AGREEMENT
17.      EXHIBIT A - REQUEST FOR ADVANCE


                                LIST OF SCHEDULES

1.       SCHEDULE 7(f) - ADDITIONAL RESORT COLLATERAL
2.       SCHEDULE 8(a)(v) - CLOSING AND DOCUMENT CHECKLIST
3.       SCHEDULE 8(h) - INVENTORY CONTROL PROCEDURES
4.       SCHEDULE 8(i) - AMORTIZATION SCHEDULE
5.       SCHEDULE 10(b) - BUSINESS PLAN
6.       SCHEDULE 23(f) - LITIGATION SCHEDULE
7.       SCHEDULE A - INELIGIBLE NOTE PORTFOLIO
8.       SCHEDULE B - SOVEREIGN DOCUMENTS
9.       SCHEDULE C - TEXTRON DOCUMENTS
10.      SCHEDULE I - BOND HOLDER EXCHANGE DOCUMENTS
11.      SCHEDULE L - DZ DOCUMENTS